                                                                    EXHIBIT 10.1

                                                                  Execution Copy

                                   $20,000,000

                                CREDIT AGREEMENT

                                      among

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

                                as the Borrower,

                      Certain Subsidiaries of the Borrower

                         From Time To Time Party Hereto,

                                 as Guarantors,

                               The Several Lenders

                        from Time to Time Parties Hereto,

                      BEAR STEARNS CORPORATE LENDING INC.,

                              as Syndication Agent,

                                       and

                      BEAR STEARNS CORPORATE LENDING INC.,

                             as Administrative Agent

                          Dated as of January 29, 2004

       BEAR, STEARNS & CO. INC., as Sole Lead Arranger and Sole Bookrunner

                                TABLE OF CONTENTS

                                                                                   Page
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
SECTION 1. DEFINITIONS..........................................................     1

         1.1.     Defined Terms.................................................     1
         1.2.     Other Definitional Provisions.................................    26
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS......................................    27

         2.1.     Commitments...................................................    27
         2.2.     Procedure for Loan Borrowing..................................    27
         2.3.     Commitment Fees, etc..........................................    29
         2.4.     Termination or Reduction of Commitments.......................    29
         2.5.     L/C Commitment................................................    29
         2.6.     Procedure for Issuance of Letter of Credit....................    30
         2.7.     Fees and Other Charges........................................    30
         2.8.     L/C Participations............................................    31
         2.9.     Reimbursement Obligation of the Borrower......................    32
         2.10.    Obligations Absolute..........................................    32
         2.11.    Letter of Credit Payments.....................................    32
         2.12.    Applications..................................................    33
SECTION 3. GENERAL PROVISIONS APPLICABLE  TO LOANS AND LETTERS OF CREDIT........    33

         3.1.     Optional Prepayments..........................................    33
         3.2.     Mandatory Prepayments and Commitment Reductions...............    33
         3.3.     Conversion and Continuation Options...........................    34
         3.4.     Limitations on Eurodollar Tranches............................    34
         3.5.     Interest Rates and Payment Dates..............................    34
         3.6.     Computation of Interest and Fees..............................    35
         3.7.     Inability to Determine Interest Rate..........................    35
         3.8.     Pro Rata Treatment and Payments...............................    36
         3.9.     Requirements of Law...........................................    37
         3.10.    Taxes    .....................................................    38
         3.11.    Indemnity.....................................................    40
         3.12.    Change of Lending Office......................................    41
         3.13.    Replacement of Lenders........................................    41
         3.14.    Evidence of Debt..............................................    41
         3.15.    Illegality....................................................    42
         3.16.    Source of Loans...............................................    42
SECTION 4. REPRESENTATIONS AND WARRANTIES.......................................    42

         4.1.     Financial Condition...........................................    42
         4.2.     No Change.....................................................    43
         4.3.     Corporate Existence; Compliance with Law......................    43

         4.4.     Power; Authorization; Enforceable Obligations.................    44
         4.5.     No Legal Bar..................................................    44
         4.6.     Litigation....................................................    44
         4.7.     No Default....................................................    45
         4.8.     Ownership of Property; Liens..................................    45
         4.9.     Intellectual Property.........................................    45
         4.10.    Taxes    .....................................................    45
         4.11.    Federal Regulations...........................................    45
         4.12.    Labor Matters.................................................    45
         4.13.    ERISA    .....................................................    45
         4.14.    Investment Company Act; Other Regulations.....................    46
         4.15.    Subsidiaries..................................................    46
         4.16.    Use of Proceeds...............................................    46
         4.17.    Environmental Matters.........................................    46
         4.18.    Accuracy of Information, etc..................................    47
         4.19.    Mortgages.....................................................    47
         4.20.    Solvency......................................................    48
         4.21.    Senior Indebtedness...........................................    48
         4.22.    Regulation H..................................................    48
         4.23.    Certain Documents.............................................    48
SECTION 5. CONDITIONS PRECEDENT.................................................    48

         5.1.     Conditions to Closing Date....................................    48
         5.2.     Conditions to Availability Date...............................    49
         5.3.     Conditions to Each Extension of Credit........................    51
SECTION 6. AFFIRMATIVE COVENANTS................................................    52

         6.1.     Financial Statements..........................................    52
         6.2.     Certificates; Other Information...............................    53
         6.3.     Payment of Obligations........................................    54
         6.4.     Maintenance of Existence; Compliance..........................    54
         6.5.     Maintenance of Property; Insurance............................    54
         6.6.     Inspection of Property; Books and Records; Discussions........    54
         6.7.     Notices.......................................................    55
         6.8.     Environmental Laws............................................    56
         6.9.     Additional Collateral, etc....................................    56
         6.10.    Further Assurances............................................    58
         6.11.    Unrestricted Subsidiaries and Restricted Subsidiaries.........    58
SECTION 7. NEGATIVE COVENANTS...................................................    59

         7.1.     Financial Condition Covenants.................................    60
         7.2.     Indebtedness..................................................    60
         7.3.     Liens.........................................................    62
         7.4.     Fundamental Changes...........................................    64
         7.5.     Disposition of Property.......................................    65
         7.6.     Restricted Payments...........................................    65
         7.7.     Investments...................................................    68

         7.8.     Optional Payments and Modifications of Certain Debt Instrument..  70
         7.9.     Transactions with Affiliates....................................  70
         7.10.    Sales and Leasebacks............................................  71
         7.11.    Hedge Agreements................................................  71
         7.12.    Negative Pledge Clauses.........................................  71
         7.13.    Clauses Restricting Subsidiary Distributions....................  72
         7.14.    Lines of Business...............................................  73
         7.15.    Amendments to Acquisition Documents.............................  73
         7.16.    Restrictions on Leasing and Dedication of Key Property..........  73
SECTION 8. EVENTS OF DEFAULT......................................................  74

SECTION 9. THE AGENTS.............................................................  77

         9.1.     Appointment.....................................................  77
         9.2.     Delegation of Duties............................................  78
         9.3.     Exculpatory Provisions..........................................  78
         9.4.     Reliance by Agents..............................................  78
         9.5.     Notice of Default...............................................  79
         9.6.     Non-Reliance on Agents and Other Lenders........................  79
         9.7.     Indemnification.................................................  79
         9.8.     Agent in Its Individual Capacity................................  80
         9.9.     Successor Administrative Agent..................................  80
         9.10.    Agents Generally................................................  80
         9.11.    The Lead Arranger...............................................  80
SECTION 10. GUARANTEE.............................................................  81

         10.1.    Guarantee.......................................................  81
         10.2.    Rights of Reimbursement, Contribution and Subrogation...........  82
         10.3.    Amendments, etc. with respect to the Borrower Obligations.......  83
         10.4.    Guarantee Absolute and Unconditional............................  83
         10.5.    Reinstatement...................................................  84
         10.6.    Payments........................................................  84

SECTION 11. MISCELLANEOUS.........................................................  84

         11.1.    Amendments and Waivers..........................................  84
         11.2.    Notices.........................................................  85
         11.3.    No Waiver; Cumulative Remedies..................................  86
         11.4.    Survival of Representations and Warranties......................  87
         11.5.    Payment of Expenses and Taxes...................................  87
         11.6.    Successors and Assigns; Participations and Assignments..........  88
         11.7.    Adjustments; Set-off............................................  91
         11.8.    Counterparts....................................................  92
         11.9.    Severability....................................................  92
         11.10.   Integration.....................................................  92
         11.11.   GOVERNING LAW...................................................  92
         11.12.   Submission To Jurisdiction; Waivers.............................  92
         11.13.   Acknowledgments.................................................  93

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
         11.14.   Releases of Guarantees and Liens..............................    93
         11.15.   Confidentiality...............................................    93
         11.16.   WAIVERS OF JURY TRIAL.........................................    94
         11.17.   Additional Guarantors.........................................    94
         11.18.   Gaming Laws...................................................    94

SCHEDULES:

1.1        Mortgaged Property
4.1        Dispositions
4.4        Consents, Authorizations, Filings and Notices
4.6        Litigation
4.15       Subsidiaries
4.19       Mortgage Filing Jurisdictions
7.2        Existing Indebtedness
7.3        Existing Liens
7.7        Existing Investments
7.13       Existing Other Agreements

EXHIBITS:

A          Form of Compliance Certificate
B          Form of Group Member Certificate
C          Form of Assignment and Assumption
D          Forms of Legal Opinion
E          Form of Exemption Certificate
F          Form of Note
G          Lenders; Commitments
H          Form of Guarantor Addendum
I          Forms of Mortgages
J          Form of Indemnity Agreement
K          Form of Pledge and Security Agreement
L          Form of Tax Allocation Agreement
M          Form of Subordination Agreement
N          Forms of Title Policy

            CREDIT AGREEMENT, dated as of January 29, 2004 among AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC, a Delaware limited liability company ("ACEP" or the "Borrower"), certain Subsidiaries of ACEP from time to time party to this Agreement (the "Guarantors"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), BEAR, STEARNS & CO. INC., as sole lead arranger and sole bookrunner (in such capacity, the "Lead Arranger"), BEAR STEARNS CORPORATE LENDING INC., as syndication agent (in such capacity, the "Syndication Agent") and BEAR STEARNS CORPORATE LENDING INC., as administrative agent for the Lenders and each other Agent (in such capacity, the "Administrative Agent").

            The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

            1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

            "ACEP": as defined in the preamble to this Agreement.

            "Acquisitions": the acquisitions of the Key Properties by ACEP pursuant to the Acquisition Agreements.

            "Acquisition Agreements": that certain membership interest purchase agreement by and among ACEP, Starfire Holding Corporation and Carl C. Icahn, and that certain contribution agreement by and among Stratosphere Corporation, ACEP, American Real Estate Holdings Limited Partnership and American Entertainment Properties Corp.

            "Acquisition Documentation": collectively, the Acquisition Agreements and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

            "Administrative Agent": as defined in the preamble to this Agreement.

            "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

            "Agents": the collective reference to the Syndication Agent, the Lead Arranger and the Administrative Agent, which term shall include, for purposes of Section 9 only, the Issuing Lender.

            "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Availability Date, the amount of such Lender's Commitment at such time and (b) thereafter, the amount of such Lender's Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender's Extensions of Credit then outstanding.

            "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

            "Agreement": this Credit Agreement.

            "Applicable Margin": for Eurodollar Loans, 3.25 percentage points per annum and for Base Rate Loans, 2.25 percentage points per annum.

            "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

            "Approved Fund": (a) a CLO and (b) with respect to any Lender that is a fund which invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

            "Arizona Charlie's Boulder": that certain hotel and casino located on approximately 24 acres at 4575 Boulder Highway, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon.

            "Arizona Charlie's Decatur": that certain hotel and casino located on approximately 17 acres at 740 S. Decatur Boulevard, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon.

            "Asset Coverage Ratio": as of the last day of any period, the ratio of (a) Net PP&E for all Key Properties on such day to (b) Consolidated First Lien Debt on such day.

            "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause
(a), (b), (c) or (d) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

            "Assignee": as defined in Section 11.6(b).

            "Assignment and Assumption": an Assignment and Assumption, substantially in the form of Exhibit C.

            "Attributable Debt": in respect of a sale and leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

            "Availability Date": the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied.

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            "Available Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment then in effect over
(b) such Lender's Extensions of Credit then outstanding.

            "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in San Francisco (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

            "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

            "Benefitted Lender": as defined in Section 11.7(a).

            "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

            "Borrower": as defined in the preamble to this Agreement.

            "Borrower Credit Agreement Obligations": the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Agent or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or the other Loan Documents or, any Letter of Credit, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

            "Borrower Hedge Agreement Obligations": the collective reference to all obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in any Specified Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to any Lender or any Affiliate of any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise

(including, without limitation, all fees and disbursements of counsel to the relevant Lender or affiliate thereof that are required to be paid by the Borrower pursuant to the terms of any Specified Hedge Agreement).

            "Borrower Obligations": the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) the Borrower Hedge Agreement Obligations, but only to the extent that, and only so long as such obligations are secured by the Collateral Documents, and (iii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by each the Borrower pursuant to the terms of this Agreement).

            "Borrowing Date": any Business Day specified by the Borrower as the date on which the Borrower requests the Lenders to make Loans hereunder.

            "Business": as defined in Section 4.17(b).

            "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City or California are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

            "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

            "Capital Stock": (a) in the case of a corporation, corporate stock;
(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing (i) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock and (ii) Financing Participations.

            "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or
(g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

            "CLO": any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an affiliate of such Lender.

            "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 29, 2004.

            "Code": the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral": all property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be created by any Collateral Document.

            "Collateral Agent": Bear Stearns Corporate Lending Inc., in its capacity as collateral agent for each of the Secured Parties (as defined in the Pledge and Security Agreement).

            "Collateral Documents": the collective reference to the Pledge and Security Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of any Group Member under any Loan Document.

            "Commitment": as to any Lender, the obligation of such Lender, if any, to make Loans and to participate in each Letter of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Commitment" under such Lender's name on Exhibit G for such Lender or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $20,000,000.

            "Commitment Fee Rate": 0.50% per annum.

            "Commitment Period": the period commencing on the Availability Date and ending on the Termination Date.

            "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

            "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

            "Conduit Lender": any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and (so long as no Default or Event of Default has occurred and is continuing) ACEP (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.9, 3.10, 3.11 or
10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

            "Consolidated Cash Flow": with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

            (a) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

            (b) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

            (c) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

            (d) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

            (e) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP, provided that with respect to the period ending on the last day of the calendar quarter immediately after the

Availability Date and each period prior thereto, Consolidated Cash Flow for such period shall be on a combined basis and determined in accordance with GAAP.

            "Consolidated First Lien Debt": at any date, the aggregate principal amount of all Indebtedness of the Group Members at such date other than the Senior Second Lien Notes and unsecured Indebtedness, determined on a consolidated basis in accordance with GAAP.

            "Consolidated First Lien Debt Leverage Ratio": as of the last day of any fiscal quarter of ACEP, the ratio of (a) Consolidated First Lien Debt on such day to (b) Consolidated Cash Flow for the Group Members for the four consecutive fiscal quarters ending on such date.

            "Consolidated Net Income": with respect to ACEP for any period, the aggregate of the Net Income of the Group Members for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

            (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

            (b) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

            (c) the cumulative effect of a change in accounting principles will be excluded; and

            (d) notwithstanding clause (a) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

            "Continuing Directors": the directors of ACEP on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of ACEP is recommended by at least 66-2/3% of the then Continuing Directors or such other director receives the vote of the Permitted Investors in his or her election by the shareholders of ACEP.

            "Contractual Obligation": as applied to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

            "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

            "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Disposition": with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

            "Disqualified Stock": any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Termination Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require ACEP to repurchase such Capital Stock upon the occurrence of a change of control, event of loss, an asset sale or other special redemption event will not constitute Disqualified Stock if the terms of such Capital Stock provide that ACEP may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.6 or where the funds to pay for such repurchase was from the cash net proceeds of such Capital Stock and such net cash proceeds was set aside in a separate account to fund such repurchase. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Group Members may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

            "Dollars" and "$": dollars in lawful currency of the United States.

            "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

            "Equity Interests": Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Escrow and Security Agreement": the Escrow And Security Agreement, dated as of January 29, 2004, by and among ACEP, Finance Co, American Real Estate Holdings Limited Partnership, the Trustee and Fleet National Bank, a national banking association organized under the laws of the United States, as escrow agent.

            "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

            "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

            "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

            "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

            "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

            "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

            "Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding, and (b) such Lender's Percentage of the L/C Obligations then outstanding.

            "Fair Market Value": the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors of ACEP (unless otherwise provided herein).

            "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

            "Fee Letter" the letter agreement, dated as of January 29, 2004, among the Borrower, the Administrative Agent and the Lead Arranger relating to, among other things, the payment of certain fees and the syndication of the Facilities.

            "Financing Participations": a participation in the revenues generated by specified equipment or a specified amenity that was financed, in whole or in part, by the person receiving the participation.

            "Fixed Charge Coverage Ratio": with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee Obligation, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For the purpose of calculating the Fixed Charge Coverage Ratio (or any component thereof) at any time prior to the completion of the fourth full fiscal quarter after the Availability Date (and the availability of internal financial statements for such period), the Fixed Charge Coverage Ratio (and each component thereof) shall be calculated as if the Acquisitions had occurred at a date prior to the beginning of the fourth full fiscal quarter prior to the date of determination and shall be based upon the historical combined financial statements for such period as reflected in the historical combined financial statements delivered to the Lenders on the Closing Date; provided that such calculation shall give pro forma effect to the offering of the Senior Second Lien Notes and the related interest, fees and expenses incurred in connection with the Senior Second Lien Notes.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

            (a) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act of 1933) as if they had occurred on the first day of the four-quarter reference period;

            (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

            (c) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

            (d) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

            (e) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

            (f) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations under Hedge Agreements applicable to such Indebtedness if such obligation has a remaining term as at the Calculation Date in excess of 12 months).

            "Fixed Charges": with respect to any specified Person for any period, the sum, without duplication, of:

            (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedge Agreements in respect of interest rates (excluding any accrued interest or interest paid in kind in respect of Permitted Affiliate Subordinated Indebtedness); plus

            (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period (excluding any capitalized interest in respect of Permitted Affiliate Subordinated Indebtedness); plus

            (c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee Obligation or Lien is called upon; plus

            (d) the product of (i) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on preferred stock payable solely in Equity Interests of ACEP (other than Disqualified Stock) or to ACEP or a Restricted Subsidiary of ACEP, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

            "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to ACEP and the Lenders.

            "GAAP": generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then ACEP and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating ACEP's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by ACEP, Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

            "Gaming Authority": any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or other national government, any state, province or any city or other political subdivision, including without limitation, the State of Nevada, whether now or hereafter existing, or any officer or official thereof and any other agency with authority thereof to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Sponsor, its Related Parties, the Borrower or any of their respective Subsidiaries or Affiliates.

            "Gaming Laws": all applicable federal, state and local laws, rules and regulations pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over the ownership or operation of gaming facilities, including, without limitation, the Nevada Gaming Control Act, as codified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder.

            "Gaming License": every license, franchise, approval or other authorization required to own, lease, operate or otherwise conduct gaming activities of any Group Member, including without limitation, all such licenses granted under Nevada law, and the regulations promulgated in connection therewith, and other applicable national, provincial or local laws.

            "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

            "Group Members": the collective reference to the Borrower and the Restricted Subsidiaries, provided, that prior to the Availability Date, in addition to each Restricted Subsidiary, each of Stratosphere Corporation and its wholly-owned subsidiaries, Stratosphere Gaming Corp., Stratosphere Land Corporation, Stratosphere Advertising Agency, Stratosphere Leasing, LLC and Stratosphere Development, LLC, Arizona Charlie's, LLC, Charlie's Holding LLC and Fresca, LLC shall be deemed Group Members solely for purposes of the Borrower's obligations in respect of the delivery of its combined financial statements.

            "Group Multiemployer Plan": a Group Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Group Plan": at a particular time, any "employee benefit plan" as defined in Section 3(3) of ERISA that is covered by Title IV of ERISA which is or was maintained, sponsored or contributed to by ACEP or a Group Member.

            "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by ACEP in good faith.

            "Hedge Agreements": any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Group Members shall be a Swap Agreement.

            "Indebtedness": of any Person at any date, without duplication,

            (a) all indebtedness of such Person for borrowed money;

            (b) all obligations of such Person for the deferred purchase price of property or services (other than accrued expenses and current trade payables incurred in the ordinary course of such Person's business);

            (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

            (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

            (e) all Capital Lease Obligations or Attributable Debt of such
Person;

            (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements;

            (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person;

            (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;

            (i) all obligations of the kind secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured
by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

            (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

            "Indemnity Agreements": each Indemnity Agreement executed and delivered by each Group Member to the Administrative Agent (or the Collateral Agent on its behalf) for the benefit of the Lenders substantially in the form of Exhibit J.

            "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

            "Insolvent": pertaining to a condition of Insolvency.

            "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

            "Intercreditor Agreement": the Intercreditor Agreement, dated as of January 29, 2004, among the Collateral Agent, the Administrative Agent and the Trustee, acting on behalf of the holders of the Senior Second Lien Notes.

            "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, the date on which such Loan is converted to a Eurodollar Loan and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period,
(c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and
(d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

            "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date;

                  (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

            "Investments": as defined in Section 7.7.

            "Issuing Lender": a financial institution to be mutually agreed between the Administrative Agent and the Borrower on or prior to the Availability Date, in its capacity as issuer of any Letter of Credit.

            "Key Properties": the Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder on the Closing Date, together with the other properties that may be acquired after the Closing Date. A "Key Property" means any of the foregoing Key Properties, together with the other properties that may be acquired after the Closing Date.

            "L/C Commitment": $10,000,000.

            "L/C Fee Payment Date": the last day of each March, June, September and December and the last day of the Commitment Period.

            "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.9.

            "L/C Participants": the collective reference to all the Lenders other than the Issuing Lender.

            "Lead Arranger": as defined in the recitals to this Agreement.

            "Lease Transaction": as defined in Section 7.16.

            "Lenders": as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

            "Letters of Credit": as defined in Section 2.5(a).

            "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

            "Loan Documents": this Agreement, the Fee Letter, the Collateral Documents, the Indemnity Agreements, the Intercreditor Agreement and the Notes.

            "Loans": as defined in Section 2.1(a).

            "Majority Lenders": the holders (excluding for the purposes of this definition, any Related Party or any Affiliate of any such Related Party unless each of the Lenders has provided its written consent to each such Person becoming a Lender in accordance with Section 11.6(ii)(F) hereof) of more than 50% the aggregate amount:

            (a) until the Availability Date, of all Lenders' Commitments at such time (exclusive of any Commitments held by any Related Party or any Affiliate of any such Related Party unless each of the Lenders has provided its written consent to each such Person becoming a Lender in accordance with Section 11.6(ii)(F) hereof); and

            (b) thereafter, of all Lenders' Commitments then in effect (exclusive of any Commitments held by any Related Party or any Affiliate of any such Related Party unless each of the Lenders has provided its written consent to each such Person becoming a Lender in accordance with Section 11.6(ii)(F) hereof) or, if the Commitments have been terminated, the amount of all Extensions of Credit then outstanding (exclusive of any Extensions of Credit held by any Related Party or any Affiliate of any such Related Party unless each of the Lenders has provided its written consent to each such Person becoming a Lender in accordance with Section 11.6(ii)(F) hereof);

provided, that unless each of the Lenders has provided its written consent to each such Person becoming a Lender in accordance with Section 11.6(ii)(F) hereof, for the purposes of this definition, each Lender (other than any Related Party or any Affiliate of any such Related Party) shall be deemed to hold the portion of the Extensions of Credit then outstanding equal to (x) the percentage which (i) such Lender's Commitment then constitutes of (ii) the difference between the Total Commitments and the Commitments held by any Related Party or any Affiliate of any Related Party (in each case of subclause (i) and subclause
(ii) of this clause (x), immediately preceding and without giving effect to such termination of the Commitments) times (y) the aggregate amount of all Extensions of Credit.

            "Material Adverse Effect": a material adverse effect on (a) the Acquisitions, (b) the business, assets, property, operations, condition (financial or otherwise), results of operations or prospects of the Group Members, taken as a whole, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or the validity, perfection or priority of the Administrative Agent's (or the Collateral Agent's) Liens on the Collateral.

            "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

            "Material Gaming License": any Gaming License that the loss, suspension, revocation, termination or material impairment of which, individually or in the aggregate, would materially adversely affect any Key Property and such Key Property is the principal asset of a Significant Subsidiary or if such Key Property (considered separately) would constitute a Significant Subsidiary if it were the only asset in a Significant Subsidiary.

            "Mortgaged Properties": the real properties listed on Schedule 1.1, as to which the Administrative Agent (or the Collateral Agent on its behalf) for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

            "Mortgages": each of the mortgages and deeds of trust made by any Group Member in favor of, or for the benefit of, the Administrative Agent (or the Collateral Agent on its behalf) for the benefit of the Lenders substantially in the form of Exhibit I.

            "Multiemployer Plan": a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

            "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital

Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

            "Net Income": with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

            (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (i) any Asset Sale; or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

            (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss);

            (c) any interest expense from Permitted Affiliate Subordinated Indebtedness, whether paid or accrued; and

            (d) any payments pursuant to the Tax Allocation Agreement.

            "Net PP&E": for any date of determination, the value of the plant, property and equipment related to a Key Property (other than any such Property that constitutes an Excluded Asset (as defined in the Pledge and Security Agreement)), as reflected on the consolidated balance sheet of the Group Members for the last day of the most recently completed fiscal quarter required to be delivered to the Lenders pursuant to Section 6.1, determined in accordance with GAAP, less accumulated amortization, depletion, depreciation or similar charges in respect of such plant, property and equipment.

            "Nevada Gaming Authorities": the Nevada State Gaming Control Board, the Nevada Gaming Commission, Clark County, Nevada and the City of Las Vegas, Nevada.

            "Non-Excluded Taxes": as defined in Section 3.10(a).

            "Non-Recourse Financing": Indebtedness incurred in connection with the construction, purchase or lease of personal or real property or equipment
(a) as to which the lender upon default may seek recourse or payment against any Group Member only through the return or foreclosure or sale of the property or equipment so constructed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (b) may not otherwise assert a valid claim for payment on such Indebtedness against any Group Member or any other property of any Group Member except in each case in the case of fraud and other customary non-recourse exceptions.

            "Non-Recourse Indebtedness": Indebtedness or Disqualified Stock, as the case may be, or that portion of Indebtedness or Disqualified Stock, as the case may be (a) as to which neither ACEP nor any of its Restricted Subsidiaries
(i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise; (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of ACEP or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ACEP or any of its Restricted Subsidiaries.

            "Non-U.S. Lender": as defined in Section 3.10(d).

            "Notes": the collective reference to any promissory note evidencing Loans.

            "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Group Member, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Group Member to any Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by a Group Member pursuant hereto) or otherwise; provided, that (i) obligations of any Group Member under any Specified Hedge Agreement shall be secured pursuant to the Collateral Documents and guaranteed hereunder only to the extent that, and for so long as, the other Obligations arising under this Agreement are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

            "Offering Memorandum": the offering memorandum dated January 15, 2004 prepared by the Borrower and American Casino & Entertainment Properties Finance Corp. in connection with the offering of the Senior Second Lien Notes.

            "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

            "Participant": as defined in Section 11.6(c).

            "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

            "Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Total Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

            "Permitted Affiliate Subordinated Indebtedness": any Indebtedness of any Group Member to an Affiliate of ACEP other than a Group Member (a) for which no installment of principal or installment of interest may be made if a Default or Event of Default exists or is continuing (except that interest may accrue on Permitted Affiliate Subordinated Indebtedness or be paid in the form of additional Permitted Affiliate Subordinated Indebtedness or Capital Stock of ACEP that is not Disqualified Stock), (b) for which no installment of principal matures earlier than the date that is three months after the Termination Date, (c) for which the payment of principal and interest is subordinated in right of payment to the notes or any note at least to the extent set forth in Exhibit M hereto and (d) under which no interest, premium or penalty is due or payable (other than interest, premium and penalty payable in the form of additional Permitted Affiliate Subordinated Indebtedness or Capital Stock of ACEP that is not Disqualified Stock and except that interest may accrue on Permitted Affiliate Subordinated Indebtedness) unless such amount may be paid as a Restricted Payment.

            "Permitted Indebtedness": as defined in Section 7.2(b).

            "Permitted Investors": the collective reference to the Sponsor and its Control Investment Affiliates.

            "Permitted Payments to Parent": without duplication as to amounts
(a) payments to the Sponsor or American Entertainment Properties Corp., in the aggregate, not to exceed $100,000 per annum; and (b) payments pursuant to the Tax Allocation Agreement.

            "Permitted Refinancing Indebtedness": any Indebtedness of ACEP or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of ACEP or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

            (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, and other expenses, incurred in connection therewith);

            (b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

            (c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

            (d) such Indebtedness is incurred either by ACEP or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

            (e) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Indebtedness secured by a Permitted Lien on Property that is not

Collateral, then such Permitted Refinancing Indebtedness may be secured by a Lien on such other Property.

            "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

            "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which ACEP or a Commonly Controlled Entity is (or, if such plan is terminated at such time, is under Section 4069 of ERISA deemed to be) an "employer" as defined in Section 3(5) of ERISA.

            "Pledge and Security Agreement": the Pledge and Security Agreement executed and delivered by each Group Member to the Administrative Agent (or the Collateral Agent on its behalf) for the benefit of the Lenders substantially in the form of Exhibit K.

            "Principal Business": the casino gaming, hotel, retail, conference center and entertainment mall and resort business (including, without limitation, the business contemplated by the Key Properties) and any activity or business incidental, directly related or similar thereto (including owning interests in Subsidiaries, operating a conference center and meeting facilities and owning and operating or licensing the operation of a retail and entertainment facilities), or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

            "Pro Forma Balance Sheet": as defined in Section 4.1(a).

            "Project Assets" means, at any time, all of the assets then in use on the Key Properties including any real estate assets, any buildings or improvements thereon, and all equipment, furnishings and fixtures, but excluding: (a) any obsolete property determined by ACEP's board of directors to be no longer useful or necessary to the operations or support of such Key Property and (b) any personal property leased from a third party in the ordinary course of business.

            "Projections": as defined in Section 6.2(c).

            "Properties": as defined in Section 4.17(a).

            "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

            "Protective Advances": any advances with respect to (i) the payment of any delinquent taxes or insurance premiums owed by any of the Group Members with respect to the Key Properties, (ii) the removal of any Lien or encumbrance on the Key Properties (other than Liens that are junior to the Lien of the applicable Mortgage or other Collateral Document) or the defense of any of the Group Members' title thereto or of the validity, enforceability, perfection or priority of the Liens and security interests granted pursuant to the Collateral Documents or (iii) the repair, maintenance, protection or preservation of the value of the Key Properties or (in each case) any portion thereof, including, without limitation, for payment of heating, gas, electric and other utility bills.

            "Qualified Counterparty": with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

            "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

            "Reference Lender": a financial institution to be mutually agreed between the Administrative Agent and the Borrower on or prior to the Availability Date.

            "Register": as defined in Section 11.6(b).

            "Regulation U": Regulation U of the Board as in effect from time to time.

            "Related Parties": (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn, (2) any estate of the Carl Icahn or any person under clause (1), (3) any person who receives a beneficial interest in the Sponsor from any estate under clause (2) to the extent of such interest, (4) any executor, personal administrator or trustee who holds such beneficial interest in ACEP for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest, (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by Carl Icahn or any other person or persons identified in clauses (1) or (2).

            "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.

            "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to repay the Loans pursuant to Section
3.2 as a result of the delivery of a Reinvestment Notice.

            "Reinvestment Event": any Asset Sale or Recovery Event in respect of which ACEP has delivered a Reinvestment Notice.

            "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that ACEP (directly or indirectly through another Group Member) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to make an Investment in or expenditures for acquiring or constructing properties or assets that replace the assets that were the subject of the Asset Sale or to acquire all or substantially all of the assets of or the majority of the Voting Stock of a Principal Business or a Recovery Event to acquire or repair fixed or capital assets useful in its business or to repair or replace the assets which were the subject of such Recovery Event.

            "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in a Group Member's business or to repair or replace the assets which were the subject of the relevant Recovery Event.

            "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which ACEP shall have determined not to, or shall have otherwise ceased to, acquire or repair fixed or capital assets useful in a Group Member's business or repair or replace the assets which were the subject of the relevant Recovery Event with all or any portion of the relevant Reinvestment Deferred Amount.

            "Related Agreements": the Acquisition Documentation and the Senior Second Lien Note Indenture.

            "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

            "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under applicable regulations.

            "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer": the chief executive officer, president or chief financial officer of ACEP, but in any event, with respect to financial matters, the chief financial officer of ACEP.

            "Restricted Investment": an Investment not permitted by Section 7.7.

            "Restricted Payments": as defined in Section 7.6.

            "Restricted Subsidiary": any Subsidiary that is not an Unrestricted Subsidiary.

            "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

            "Securities Act": the Securities Act of 1933, as amended.

            "Senior Second Lien Note Indenture": the Indenture entered into by the Borrower and the other Group Members in connection with the issuance of the Senior Second Lien Notes, together with all instruments and other agreements entered into by the Group Members in connection therewith.

            "Senior Second Lien Notes": the senior notes of the Borrower and American Casino & Entertainment Properties Finance Corp. issued pursuant to the Senior Second Lien Note Indenture.

            "Settlement Date": as defined in Section 2.2(d).

            "Significant Subsidiary": any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1 - 02 of Regulation S - X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Closing Date.

            "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

            "Solvent": with respect to any Person, as of any date of determination,

            (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

            (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured;

            (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

            (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

            "Specified Hedge Agreement": any Hedge Agreement (a) entered into by
(i) any Group Member and (ii) any Qualified Counterparty and (b) that has been designated by such Agent or Lender, as the case may be, and ACEP, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Pledge and Security Agreement.

            "Sponsor": American Real Estate Partners, L.P.

            "Stratosphere": that certain hotel, casino and tower located on approximately 31 acres at 2000 Las Vegas Boulevard South, Las Vegas, Nevada, together with all other improvements (including any buildings) and property thereon.

            "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a

"Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of ACEP.

            "Syndication Agent": as defined in the preamble to this Agreement.

            "Tax Allocation Agreement": that certain tax allocation agreement to be entered into between American Entertainment Properties Corp., ACEP and the Subsidiaries of ACEP substantially in the form of Exhibit L.

            "Termination Date": (a) January 29, 2008 or (b) August 31, 2004 if the conditions precedent set forth in Section 5.2 have not been satisfied (or such earlier date as may be mutually agreed to in writing by the parties in the event that the Administrative Agent and the Borrower determines that such conditions precedent will not be met on or before August 31, 2004).

            "Total Commitments": at any time, the aggregate amount of the Commitments then in effect.

            "Total Extensions of Credit": at any time, the aggregate amount of the Extensions of Credit of the Lenders outstanding at such time.

            "Transferee": any Assignee or Participant.

            "Trustee": Wilmington Trust Company, as trustee under the Senior Second Lien Indenture.

            "Type": as to any Loan, its nature as an Base Rate Loan or a Eurodollar Loan.

            "United States": the United States of America.

            "Unrestricted Subsidiary" (i) each Subsidiary described as an Unrestricted Subsidiary on Schedule 4.15 as amended, supplemented or otherwise modified from time to time and (ii) each other Subsidiary of a Group Member that becomes an Unrestricted Subsidiary, in each case, in accordance with the requirements of Section 6.11.

            "Voting Stock": with respect to any Person that is a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency and with respect to any other Person that is a limited liability company, membership interests entitled to manage the operations or business of the limited liability company.

            "Weighted Average Life to Maturity": when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by
(b) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Disqualified Stock, as the case may be.

            "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

            1.2. Other Definitional Provisions.

            (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

            (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto,

                  (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP;

                  (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

                  (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings); and

                  (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights;

                  (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder); and

                  (vi) references herein to any Person shall be deemed to include such Person's permitted successors and assigns.

            (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (e) The expressions, "payment in full," "paid in full" and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

            (f) References to "days" shall mean calendar days, unless the term "Business Days" shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

            2.1. Commitments.

            (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Commitment minus such Lender's Percentage of the aggregate amount of reserves established by the Administrative Agent pursuant to Section 2.1(b) below. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying and reborrowing the Loans in whole or in part, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

            (b) Anything to the contrary in this Section 2.1 notwithstanding, the Administrative Agent shall have the right, in its discretion to establish reserves against the Total Commitments with respect to amounts owing by any Group Member to any Person to the extent secured by a Lien on, or trust over, any portion of the Collateral in favor of the PBGC or a Multiemployer Plan, to the extent that any such Lien or trust may be reasonably expected to have priority over the Liens granted by any Group Member pursuant to the Collateral Documents with respect to any portion of the Collateral, provided that in any event, any such reserve shall not exceed the principal amount of the Obligations so secured and such reserves shall be released upon satisfaction of such Obligations.

            (c) To the extent that the aggregate amount of all Lenders' Extensions of Credit exceeds the difference between (i) the Total Commitment and
(ii) the aggregate amount of reserves established (and then in effect) by Administrative Agent pursuant to Section 2.1(b) above, the Borrower shall immediately prepay the Borrower Obligations to the extent of such excess.

            (d) The Borrower shall repay all outstanding Loans on the Termination Date.

            2.2. Procedure for Loan Borrowing.

            (a) A Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Loans to be borrowed,
(ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Commitments shall be in

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

an amount equal to (x) in the case of Base Rate Loans, $500,000 or a whole multiple thereof (or, if the then aggregate Available Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

            (b) Each Lender and each Group Member hereby authorizes the Administrative Agent, in its sole discretion, to make Protective Advances on behalf of the Borrower (including in the event that the Borrower is unable to satisfy with the conditions precedent to an Extension of Credit set forth in
Section 5) in accordance herewith.

            (c) Unless the Administrative Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Administrative Agent its Percentage of the borrowing to be made on such date, the Administrative Agent may assume that such Lender will make such amount available to the Administrative Agent on the Settlement Date and the Administrative Agent, in reliance upon such assumption, may but shall not be obligated to make available the amount of the borrowing to be provided by such Lender. If and to the extent such Lender shall not have so made available to the Administrative Agent its Percentage of such borrowing on such date and the Administrative Agent shall have so made available to the Borrower a corresponding amount on behalf of such Lender, the Administrative Agent may recover such amount on demand from such Lender. If such Lender does not pay such corresponding amount promptly upon the Administrative Agent's demand therefor, the Administrative Agent may promptly notify ACEP and the Borrower shall immediately repay such corresponding amount to the Administrative Agent together with accrued interest thereon at the interest rate otherwise applicable to the outstanding Loans.

            (d) Unless the Majority Lenders have instructed the Administrative Agent to the contrary, the Administrative Agent on behalf of the Lenders may but shall not be obligated to make Base Rate Loans under clause (b) above without prior notice of the proposed borrowing to the Lenders, subject to the following settlement arrangements:

                  (i) The amount of each Lender's Percentage of Loans shall be computed weekly (or more frequently in the Administrative Agent's discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Loans as of 5:00 P.M. on the last Business Day of the period specified by the Agent (such date, the "Settlement Date"). The Administrative Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Loans for such period. The Lenders shall transfer to the Administrative Agent such amounts as are necessary so that (after giving effect to all such transfers) the amount of Loans made by each Lender shall be equal to such Lender's Percentage of the aggregate amount of Loans outstanding as of such Settlement Date. If the summary statement is received by the Lenders prior to 12:00 noon on any Business Day, each Lender shall make the transfers described above in immediately available funds no later than 3:00 P.M. on the day such summary statement was received; and if such summary statement is received by the Lenders after 12:00 noon on such day, each Lender shall make such transfers no later than 3:00 P.M. on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Administrative Agent. Each of the Administrative Agent and the Lenders agrees to mark its books and records on the Settlement Date to show at all times the dollar amount of its Percentage of the outstanding Loans.

                  (ii) To the extent that the settlement described above shall not yet have occurred, upon repayment of Loans by the Borrower, the Administrative Agent may first apply such amounts repaid directly to the amounts made available by the Agent pursuant to this Section 2.2(d).

                  (iii) Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Loans prior to the time when the Lenders will actually advance and/or be repaid Loans, interest with respect to Loans shall be allocated by the Administrative Agent to each Lender and to the Administrative Agent in accordance with (A) the amount of Loans actually advanced by and repaid to each Lender and to the Administrative Agent, and (B) the timing of each such advance by or repayment to each Lender and Administrative Agent, and (x) shall accrue in favor of Administrative Agent from and including the date such Loans are so advanced by Administrative Agent to but excluding the date such Loans are either repaid by the Borrower or actually settled by the applicable Lender as described in this Section, and (y) shall accrue in favor of each Lender from and including the date that such Lender funds to Administrative Agent its Percentage of such Loans to but excluding the date such Loans are repaid by the Borrower.

            2.3. Commitment Fees, etc.

            (a) Each Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Availability Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

            (b) Each Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

            2.4. Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

            2.5. L/C Commitment

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

            (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.8(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Commitments minus the aggregate amount of reserves established (and then in effect) by the Administrative Agent pursuant to Section 2.1(b) would be less than zero. Each Letter of Credit shall
(A) be denominated in Dollars, (B) have a face amount of at least $500,000 (unless otherwise agreed by the Issuing Lender) and (C) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

            (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

            2.6. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the result of (a) the Available Commitments minus (b) the aggregate amount of reserves established (and then in effect) by the Administrative Agent pursuant to Section 2.1(b), would not be less than zero, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

            2.7. Fees and Other Charges

            (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee in an amount equal to 0.125% (as of the Closing Date) of the undrawn and unexpired amount of each Letter of Credit as agreed by the Borrower and the

Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

            (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

            2.8. L/C Participations

            (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Percentage in the Issuing Lender's obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant's Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

            (b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of
(i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times
(iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

            (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

            2.9. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the same Business Day on which the Issuing Lender notifies ACEP of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full in (i) until the Business Day next succeeding the date of the relevant notice, at the rate set forth Section 3.5(b) and (ii) in the event that the Borrower fails to satisfy the conditions precedent set forth in Section 5.3, thereafter, at the rate set forth in Section 3.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing and such amount shall constitute a Loan hereunder. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Loans could be made, pursuant to Section 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

            2.10. Obligations Absolute. The Borrower's obligations under Section
2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 2.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Group Member and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Group Member against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to any Group Member.

            2.11. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify ACEP of the date and

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

amount thereof. The responsibility of the Issuing Lender to ACEP in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

            2.12. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

                    SECTION 3. GENERAL PROVISIONS APPLICABLE
                         TO LOANS AND LETTERS OF CREDIT

            3.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial optional prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

            3.2. Mandatory Prepayments and Commitment Reductions

            (a) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (other than a sale of Capital Stock of ACEP) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Loans as set forth in Section 3.2(b); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $5,000,000 in any fiscal year of ACEP and
(ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 3.2(b); provided, that any such prepayment shall not constitute a reduction of the Commitments.

            (b) The application of any prepayment pursuant to Section 3.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 3.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

            (c) Any reduction of the Commitments shall be accompanied by prepayment of the Loans to the extent, if any, that the Total Extensions of Credit exceed the amount of the Total Commitments as so reduced, provided that if the aggregate principal amount of Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding

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

Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders in an amount equal to 105% of such balance of such excess and otherwise on terms and conditions satisfactory to the Administrative Agent.

            3.3. Conversion and Continuation Options.

            (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, three Business Days preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

            (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

            3.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

            3.5. Interest Rates and Payment Dates.

            (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

            (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate applicable to such day plus the Applicable Margin.

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

            (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

            (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

            3.6. Computation of Interest and Fees.

            (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify ACEP and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify ACEP and the Lenders of the effective date and the amount of each such change in interest rate.

            (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of ACEP, deliver to ACEP a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

            3.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                  (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                  (ii) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period,

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

the Administrative Agent shall give telecopy or telephonic notice thereof to ACEP and the Lenders as soon as practicable thereafter. If such notice is given
(x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

            3.8. Pro Rata Treatment and Payments.

            (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Percentages of the Lenders.

            (b) Each payment (including each prepayment) by the Borrower on account of the Borrower Obligations shall be applied as follows: (i) first, to pay any costs or expenses reimbursable by any Group Member and then due to any Agent under the Loan Documents until paid in full, (ii) second, to pay any costs or expenses reimbursable by any Group Member and then due to any Lender under the Loan Documents, on a ratable basis in accordance with the Lenders' respective Percentages, until paid in full, (iii) third, to pay any fees then due to any Agent under the Loan Documents until paid in full, (iv) fourth, to pay any fees then due to any Lender under the Loan Documents, on a ratable basis in accordance with the Lenders' respective Percentages, until paid in full, (v) fifth, to pay interest due in respect of the Loans, on a ratable basis in accordance with the Lenders' respective Percentages, until paid in full, (vi) sixth, to pay the principal of all Loans, on a ratable basis in accordance with the Lenders' respective Percentages, until paid in full, (vii) seventh, if an Event of Default has occurred and is continuing, to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of Issuing Lender and the Lenders, as cash collateral in an amount up to 105% of the then extant amount of the L/C Obligations, until paid in full, and (viii) eighth, if an Event of Default has occurred and is continuing, to pay any other Borrower Obligations (including the provision of amounts to Administrative Agent, to be held by Administrative Agent, for the benefit of the Qualified Counterparties that are a party to any Specified Hedge Agreement, as cash collateral in an amount up to the amount determined by Administrative Agent in its discretion as the amount necessary to secure the Group Members' obligations in respect of the Specified Hedge Agreements).

            (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

            (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

            (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

            3.9. Requirements of Law.

            (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                  (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

                  (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                  (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify ACEP (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

            (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to ACEP (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

            (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to ACEP (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies ACEP of such Lender's intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            3.10. Taxes.

            (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

            (d) Each Lender (or Transferee) that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to ACEP and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify ACEP at any time it determines that it is no longer in a position to provide any previously delivered certificate to ACEP (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

            (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to ACEP (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by ACEP, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

            (f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that each Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Group Member or any other Person.

            (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            3.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. In the case of clauses (a) and (c), such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

            3.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

            3.13. Replacement of Lenders. ACEP shall be permitted to replace any Lender that:

            (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a); or

            (b) defaults in its obligation to make Loans hereunder,

with a replacement lender provided that:

                  (i) such replacement does not conflict with any Requirement of Law;

                  (ii) no Event of Default shall have occurred and be continuing at the time of such replacement;

                  (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a);

                  (iv) the replacement lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement;

                  (v) the Borrower shall be liable to such replaced lender under
      Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;

                  (vi) the replacement Lender, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent;

                  (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein);

                  (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be; and

                  (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

            3.14. Evidence of Debt.

            (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

            (c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

            (d) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the forms of Exhibit F, with appropriate insertions as to date and principal amount.

            3.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

            3.16. Source of Loans. The Agents and each Lender hereby represent and warrant to the Borrower and Commonly Controlled Entity that no part of the source of any Loan made hereunder constitutes assets of any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                    SECTION 4. REPRESENTATIONS AND WARRANTIES

            To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Group Member from time to time party hereto hereby represents and warrants to each Agent and each Lender that:

            4.1. Financial Condition.

            (a) The unaudited pro forma combined balance sheet of the Group Members as at September 30, 2003 (including the notes thereto) (the "Pro Forma Balance Sheet"), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to
(i) the consummation of the Acquisition, (ii) the Senior Second Lien Notes to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to ACEP as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the combined Group Members as at September 30, 2003, assuming that the events specified in the preceding sentence had actually occurred at such date.

            (b) The audited combined balance sheets of the Group Members as at December 31, 2000, December 31, 2001, and December 31, 2002, and, in the case of the Availability Date, the audited or unaudited combined balance sheets of the Group Members as at December 31, 2003 to the extent such statements are available, and the related combined statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP present fairly the combined financial condition of the Group Members as at such date, and the combined results of the operations and its combined cash flows for the respective fiscal years then ended. The unaudited combined balance sheet of the Group Members as at September 30, 2003 and, in the case of the Availability Date, March 31, 2004, if such balance sheet is available, and the related unaudited combined statements of income and cash flows for the year to date period ended on such date, present fairly the combined financial condition of the Group Members as at such date, and the combined results of its operations and its combined cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases (other than any Lease Transaction permitted hereunder) or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph other than, on the Availability Date, the Guarantee Obligations of the Group Members that constitute Restricted Subsidiaries in respect of the Senior Second Lien Notes. During the period from September 30, 2003 to and including the date hereof there has been no Disposition by the Group Members of any material part of its business or property other than pursuant to and in accordance with the Acquisition Agreements except as described on Schedule 4.1.

            4.2. No Change. Since September 30, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

            4.3. Corporate Existence; Compliance with Law. Each Group Member:

            (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

            (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

            (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified would not have a Material Adverse Effect; and

            (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            4.4. Power; Authorization; Enforceable Obligations. Each Group Member has the power and authority, and the legal right, to make, deliver and perform the Loan Documents and the Related Agreements to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Group Member has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and the Related Agreements to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, the Related Agreements (excluding, on the Closing Date the Acquisition Agreements), except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect (except as specified in Schedule 4.4) and (ii) the filings referred to in Schedule 3 to the Pledge and Security Agreement. Each Loan Document and each Related Agreement has been duly executed and delivered on behalf of each Group Member party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Group Member party thereto, enforceable against each such Group Member in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

            4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

            4.6. Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

            4.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

            4.8. Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.

            4.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Group Member know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

            4.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member); no tax Lien has been filed, and, to the knowledge of any Group Member, no claim is being asserted, with respect to any such tax, fee or other charge other than those permitted pursuant to Section 7.3 or as could not otherwise have a Material Adverse Effect

            4.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

            4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Group Member, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

            4.13. ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan,; (b) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; and (e) neither ACEP nor any Commonly Controlled Entity (i) has had a complete or partial withdrawal from any Multiemployer Plan, (ii) expect to incur any withdrawal liability with respect to any Multiemployer Plan or (iii) has received notice that any Multiemployer Plan is in Reorganization or is Insolvent.

            4.14. Investment Company Act; Other Regulations. No Group Member is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Group Member is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

            4.15. Subsidiaries. Except as disclosed to the Administrative Agent by ACEP in writing from time to time after the Closing Date, (a) Schedule 4.15 (as such Schedule 4.15 may be amended, supplemented or otherwise modified from time to time in connection with the creation or acquisition by any Group Member of a new Subsidiary or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Group Member and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of a Group Member, except as created by the Loan Documents and the Acquisition Agreements. Schedule 4.15 (as so amended, supplemented or otherwise modified ) correctly identifies whether each such Subsidiary is a Restricted or an Unrestricted Subsidiary.

            4.16. Use of Proceeds. The proceeds of the Loans shall be used, together with the proceeds of and the Letters of Credit, for general corporate purposes.

            4.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

            (a) the facilities and properties owned, leased or operated by any Group Member (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

            (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the "Business"), nor does any Group Member have knowledge or reason to believe that any such notice will be received or is being threatened;

            (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

            (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

            (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties, any facilities or properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

            (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

            (g) no Group Member has assumed any liability of any other Person under Environmental Laws.

            4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Offering Memorandum or any other document, certificate or statement furnished by or on behalf of any Group Member to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Offering Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of ACEP to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, to the best of each Group Member's knowledge after due inquiry, the representations and warranties contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Group Member that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Offering Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

            4.19. Mortgages. Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Group Member in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1 lists, as of the Closing Date and as of the Availability Date, each parcel of owned real property and each leasehold interest in real property held by any Group Member.

            4.20. Solvency. Each Group Member is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

            4.21. Senior Indebtedness. The Borrower Obligations constitute "First Lien Obligations" under and as defined in the Intercreditor Agreement and the Senior Second Lien Note Indenture. The Obligations of each Restricted Subsidiary hereunder constitute "First Lien Obligations" of such Restricted Subsidiary under and as defined in the Intercreditor Agreement and the Senior Second Lien Note Indenture.

            4.22. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

            4.23. Certain Documents. ACEP has delivered to each Lender a complete and correct copy of the Related Agreements, including any amendments, supplements or modifications with respect to any such Related Agreements.

                         SECTION 5. CONDITIONS PRECEDENT

            5.1. Conditions to Closing Date. The effectiveness of this Agreement and the obligations of each Agent and each Lender hereunder is subject to the satisfaction of the following conditions precedent:

            (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by each Agent, each Lender, each Group Member and each Person listed on Schedule 1.1A, (ii) the Fee Letter, executed and delivered by the Borrower, (iii) the Intercreditor Agreement, executed and delivered by the Trustee and the Collateral Agent and (iv) each other Loan Document required to be executed on or before such date, executed by the applicable party.

            (b) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, and (ii) audited combined financial statements of the Group Members for the 2000, 2001 and 2002 fiscal years and the unaudited combined financial statement for the nine-month period ended September 30, 2003, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the combined financial condition of the Group Members as reflected in the financial statements or projections contained in the Offering Memorandum.

            (c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Group Members are organized and where

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

assets of the Group Members are located, and such search shall reveal no liens on any of the assets of the Group Members except for liens permitted by Section
7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

            (d) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel not to exceed $125,000), on or before the Closing Date.

            (e) Group Member Certificate. The Administrative Agent shall have received a certificate of each Group Member, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments including the certificate of formation of each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member, and a good standing certificate for each Group Member from its jurisdiction of organization.

            (f) Legal Opinion. The Administrative Agent shall have received the legal opinion of New York counsel to the Group Members in form and substance satisfactory to the Administrative Agent.

            (g) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

            5.2. Conditions to Availability Date. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Availability Date (but in any event no later than August 31, 2004), of the following conditions precedent:

            (a) Acquisitions, etc. The following events have occurred or transactions shall have been consummated, in each case on terms and conditions reasonably satisfactory to each Agent and each Lender:

                  (i) the Acquisitions; and

                  (ii) the Escrow Release Date (as defined under the Escrow and Security Agreement) shall have occurred and none of the conditions precedent to the occurrence of such event shall have been waived without the prior written consent of the each of the Lenders, provided that any such conditions precedent that require the perfection of the second priority security interests in the Collateral of the Trustee or enforceability of other rights in respect of the Collateral or otherwise running to the benefit of the Trustee shall be deemed satisfied for purposes of this Section 5.2(a) only to the extent that the first priority security interest in the Collateral of the Administrative Agent (or the Collateral Agent on its behalf) are perfected and the other rights in respect of the Collateral running to the benefit of the Administrative Agent (or the Collateral Agent on its behalf) are enforceable and are otherwise satisfactory to the Administrative Agent, including, without limitation, delivery of title policies to the Administrative substantially in the form of Exhibit N-1 through N-4 hereto.

            (b) Loan Documents. Each of the Group Members that has been formed or acquired in connection with the Acquisitions shall have become a party to (i) this Agreement, (ii) the Pledge and Security Agreement, (iii) the Intercreditor Agreement, (iv) a Mortgage with respect to its respective Mortgaged Property, and (v) each other Loan Document required to be

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

executed on or before such date, and each such agreement shall have been executed by each such Group Member and delivered to the Administrative Agent. Each such entity shall be a "Group Member" for purposes of each condition precedent set forth in this Article 5, including, without limitation, the requirement that such entity make each of the representations and warranties hereunder and under each Loan Document.

            (c) Financial Statements. The Lenders shall have received (i) the audited combined financial statements of the Group Members for the 2003 fiscal year and the most recently year to date quarterly period, in each case, to the extent such audited combined financial statements are available and (ii) unaudited interim combined financial statements of the Group Members for each quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

            (d) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Group Members are organized and where assets of the Group Members are located, and such search shall reveal no liens on any of the assets of the Group Members except for liens permitted by Section 7.3 or discharged on or prior to the Availability Date pursuant to documentation satisfactory to the Administrative Agent.

            (e) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel, which, together with the fees paid in respect thereof on the Closing Date, shall not exceed $125,000), on or before the Availability Date. All such amounts may be paid with proceeds of Loans made on the Availability Date and will be reflected in the funding instructions given by ACEP to the Administrative Agent on or before the Availability Date.

            (f) Group Member Certificate. The Administrative Agent shall have received a certificate of each Group Member, dated the Availability Date, substantially in the form of Exhibit B, with appropriate insertions and attachments including the certificate of formation of each Group Member certified by the relevant authority of the jurisdiction of organization of such Group Member, and a good standing certificate for each Group Member from its jurisdiction of organization.

            (g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

            (h) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.2 of the Pledge and Security Agreement and Section 6.5 hereof.

            (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

                  (i) the legal opinion of New York counsel to the Group Members, substantially in the form of Exhibit D-1; and

                  (ii) the legal opinion of local counsel in Nevada to the Group Members substantially in the form of Exhibit D-2; and

                  (iii) the legal opinion such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

            (j) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Pledge and Security Agreement, together with an undated stock power or assignment for each such certificate executed in blank by a duly authorized officer, member or manager of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

            (k) Additional Representations and Warranties. Each of the representations and warranties made by any Group Member set forth in the Escrow and Security Agreement shall be true and correct in all material respects (except to the extent that any such representation or warranty is qualified by materiality in which case, it shall be true and correct in all respects).

            (l) Miscellaneous. The Administrative Agent shall have received such other documents, agreements, certificates and information as it shall reasonably request.

            5.3. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit except with respect to Section 5.3(d)) is subject to the satisfaction of the following conditions precedent:

            (a) No Default or Event of Default shall have occurred and be continuing (on a pro forma basis after giving effect to the extension of credit contemplated thereby).

            (b) Each of the representations and warranties made by any Group Member in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (except for any representation and warranty that is as of a specific date) and after giving effect to the extensions of credit requested to be made on such date.

            (c) A Responsible Officer shall certify in writing to the Administrative Agent that the incurrence of Indebtedness represented by the requested extensions of credit is permitted under the Senior Second Lien Note Indenture and that the debt so incurred will constitute "First Lien Obligations" under and as defined in the Intercreditor Agreement and Senior Second Lien Note Indenture.

            (d) No Material Adverse Effect shall have occurred and be continuing, or could reasonably be expected to result from such extension of credit or the application of the proceeds thereof.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.3 have been satisfied.

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

                        SECTION 6. AFFIRMATIVE COVENANTS

            Each Group Member from time to time party hereto hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, such Group Member shall and shall cause each other Group Member that is a Subsidiary of such Group Member to:

            6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of ACEP, a copy of:

                  (i) the audited consolidating and consolidated balance sheet of the Group Members (or, prior to the end of the first fiscal year following the Availability Date, the audited combined balance sheet of the Group Members) as at the end of such year;

                  (ii) the related audited consolidating and consolidated (or combined, as applicable) statements of income; and

                  (iii) the related audited consolidated (or combined, as applicable) statements of cash flows for such year;

setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

            (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of ACEP:

                  (i) the unaudited consolidating (if such statements have been prepared by the Group Members) and consolidated balance sheet of the Group Members (or, prior to the end of the first fiscal quarter following the Availability Date, the unaudited combined balance sheet of the Group Members) as at the end of such quarter;

                  (ii) the related unaudited consolidating (if such statements have been prepared by the Group Members) and consolidated (or combined, as applicable) statements of income; and

                  (iii) the related unaudited consolidated (or combined, as applicable) statement of cash flows for such quarter and the portion of the fiscal year through the end of such quarter;

setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). If ACEP has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of the Group Members separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

            6.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

            (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

            (b) concurrently with the delivery of any financial statements pursuant to Section 6.1,

                  (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Group Member during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and

                  (ii) in the case of quarterly or annual financial statements,
      (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Group Members with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of ACEP, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of any Intellectual Property acquired by any Group Member since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Availability Date);

            (c) as soon as available, and in any event no later than the last day of each fiscal year of ACEP, a detailed consolidated and consolidating projected income statement of the Group Members as of the end of the following fiscal year, and a description of the underlying assumptions applicable thereto (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

            (d) if ACEP is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of ACEP, a narrative discussion and analysis of the financial condition and results of operations of Group Members for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the actual financial condition and results of operations comparable periods of the previous year;

            (e) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Second Lien
Note Indenture or the Acquisition Documentation;

            (f) within five days after the same are sent, copies of all financial statements and reports that ACEP sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that ACEP may make to, or file with, the SEC; and

            (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

            6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

            6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same business.

            6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during customary business hours once each calendar quarter (excluding any visit by any Lender or Affiliate thereof made for purposes other than an inspection), provided that at any time after the occurrence and during the continuance of a Default or an Event of Default, representatives of any Lender may visit and inspect any of the properties of the Group Members and examine and make abstracts from any of the books and records of the Group Members at any reasonable time and as often as may reasonably be desired, (c) permit representatives of any Lender to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members at any reasonable time and as often as may reasonably be desired, (d) after any Lender has notified ACEP of its intent to do so, permit representatives of any Lender to meet with their independent certified public accountants no more than once per year (other than at any time after the occurrence and during the continuance of a Default or an

Event of Default during which time such representatives may meet with their independent certified public accountants at any reasonable time and as often as may reasonably be desired), and (e) cooperate with the Administrative Agent in the event that the Administrative Agent requests and conducts any appraisal of the assets of the Group Members.

            6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

            (a) the occurrence of any Default or Event of Default;

            (b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to have a Material Adverse Effect;

            (c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $500,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

            (d) the following events, as soon as possible and in any event within 30 days after a Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or ACEP or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, and in each case in clause (i) and
(ii), such event, together will all other such events, could reasonably be expected to have a Material Adverse Effect;

            (e) the following events, as soon as possible and in any event within 30 days after a Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Group Plan, a failure to make any required contribution to a Group Plan, the creation of any Lien in favor of the PBGC or a Group Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Group Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or ACEP or any Group Member or any Group Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Group Plan;

            (f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

            (g) promptly upon any Person becoming a Subsidiary of any Group Member written notice setting forth with respect to such Person:

                  (i) the date on which such Person became a Subsidiary of the Borrower,

                  (ii) whether such Subsidiary is a Restricted or an Unrestricted Subsidiary, and

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                  (iii) all of the data required to be set forth in Schedule
      4.15 hereto with respect to all Subsidiaries of Group Member (it being understood that such written notice shall be deemed to supplement Schedule
      4.15 hereto for all purposes of this Agreement);

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action applicable Group Member proposes to take with respect thereto.

            6.8. Environmental Laws(a) . (a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

            (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

            6.9. Additional Collateral, etc.

            (a) With respect to any property acquired after the Availability Date by any Group Member (other than (x) any property described in paragraph
(b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(h)) as to which the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, does not have a perfected first priority Lien, promptly:

                  (i) execute and deliver to the Administrative Agent (or the Collateral Agent on its behalf) such amendments to the Pledge and Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a security interest in such property; and

                  (ii) take all actions necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions or take such other actions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Administrative Agent.

            (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 or acquired with the proceeds of any disposition of any property or assets constituting Collateral acquired after the Closing Date by any Group Member (other than any such real property subject to a Lien expressly permitted by Section 7.3(h)), promptly:

                  (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, covering such real property;

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

                  (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

                  (iii) if requested by the Administrative Agent, deliver to the Administrative Agent an environmental report, which report shall be in form and substance reasonably satisfactory to the Administrative Agent; and

                  (iv) if requested by the Administrative Agent, deliver to the Administrative Agent (or the Collateral Agent on its behalf) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            (c) With respect to any new Restricted Subsidiary created or acquired after the Availability Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Restricted Subsidiary that ceases to be an Unrestricted Subsidiary), subject to applicable Gaming Laws, promptly:

                  (i) execute and deliver to the Administrative Agent (or the Collateral Agent, as applicable) such amendments hereto and to the Pledge and Security Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by any Group Member;

                  (ii) deliver to the Administrative Agent (or the Collateral Agent on its behalf) the certificates representing such Capital Stock, together with undated stock powers or assignments, in blank, executed and delivered by a duly authorized officer of the relevant Group Member;

                  (iii) cause such new Restricted Subsidiary (A) to become a party hereto and to the Pledge and Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf) for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Pledge and Security Agreement with respect to such new Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions and take such other actions as may be required by the Pledge and Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent (or the Collateral Agent on its behalf) such other documentation required to be delivered pursuant to the Pledge and Security Agreement; and

                  (iv) if requested by the Administrative Agent, deliver to the Administrative Agent (or the Collateral Agent on its behalf) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

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

            (d) With respect to any new Unrestricted Subsidiary created or acquired after the Availability Date by any Group Member, subject to applicable Gaming Laws, promptly:

                  (i) execute and deliver to the Administrative Agent such amendments hereto and to the Pledge and Security Agreement, as applicable, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent (or the Collateral Agent on its behalf), for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member;

                  (ii) deliver to the Administrative Agent (or the Collateral Agent on its behalf) the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's (or the Collateral Agent's) security interest therein; and

                  (iii) if requested by the Administrative Agent, deliver to the Administrative Agent (or the Collateral Agent on its behalf) legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

            6.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the applicable Group Member will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the applicable Group Member for such governmental consent, approval, recording, qualification or authorization.

            6.11. Unrestricted Subsidiaries and Restricted Subsidiaries.

            ACEP may designate any Subsidiary as an Unrestricted Subsidiary if:

                  (i) such designation is in compliance with Section 7.6;

                  (ii) after giving effect to such designation, such Subsidiary does not own, directly or indirectly, 50% or more of the Capital Stock in any Restricted Subsidiary;

                  (iii) such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness;

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

                  (iv) such Subsidiary does not own any Key Property or portion thereof or interest therein;

                  (v) such Subsidiary is not party to any agreement, contract, arrangement or understanding with any Group Member other than any such agreement, contract, arrangement or understanding the terms of which are no less favorable to such Group Member than the terms that such member could obtain at the time from Persons who are not Affiliates of a Group Member (other than any agreement, contract, arrangement or understanding described in Section 7.9(b)(iv));

                  (vi) such Subsidiary is a Person with respect to which no Group Member has any direct or indirect obligation (a) to subscribe for additional Equity Interests (unless the amount of such subscription could be made as a Restricted Payment) or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

                  (vii) no Event of Default shall have occurred and be continuing as a result from ACEP's election to so designate a Subsidiary.

ACEP may designate an Unrestricted Subsidiary as a Restricted Subsidiary if:

            (a) the Indebtedness of such Unrestricted Subsidiary would have been permitted under Section 7.2; and

            (b) no Event of Default shall have occurred and be continuing or shall result from such designation.

Any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, and any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, shall be evidenced by filing with the Administrative Agent a certified copy of the resolution of the board of directors of ACEP giving effect to such designation and an officer's certificate of ACEP certifying that such designation complies with the applicable requirements set forth in this Section 6.11. Schedule 4.15 may be amended from time to time by ACEP in accordance with the following sentence. Upon the designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, Schedule 4.15 shall be amended to indicate the status of such Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary. Any Restricted Subsidiary designated as an Unrestricted Subsidiary in accordance with this Section 6.11 shall be released from its obligations under each Loan Document to which it is a party and the Administrative Agent shall release and discharge the Liens granted by such Unrestricted Subsidiary related to the Collateral pursuant to such Loan Documents. The foregoing to the contrary notwithstanding, in the event that ACEP designates any Subsidiary as an Unrestricted Subsidiary without satisfying each of the requirements set forth in this Section 6.11, such Subsidiary shall be deemed to be a Restricted Subsidiary and such designation of such Subsidiary as an Unrestricted Subsidiary shall be ineffective.

                          SECTION 7. NEGATIVE COVENANTS

            Each Group Member from time to time party hereto hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, such Group Member shall not, and shall not permit any other Group Member that is a Subsidiary of such Group Member to, directly or indirectly:

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            7.1. Financial Condition Covenants

            (a) Minimum Asset Coverage Ratio. On and after the Availability Date, permit the Asset Coverage Ratio as at the last day of any fiscal quarter of ACEP (or, on the Availability Date, the most recently completed fiscal quarter immediately preceding the Availability Date) to fall below 5.00 to 1.00 unless the Group Member shall have repaid Indebtedness to the extent necessary to achieve an Asset Coverage Ratio equal to or above 5.00 to 1.00 within 5 days after a Group Member is aware (after due inquiry) of such non-compliance (and in any event prior to the date on which ACEP is required to deliver the applicable financial statements, it being understood that if such financial statements are not delivered on or before the date required pursuant to Section 6.1, the Group Members shall be deemed not to be in compliance with this Section 7.1).

            (b) Consolidated First Lien Debt Leverage Ratio. On and after the Availability Date, permit the Consolidated First Lien Debt Leverage Ratio as at the last day of any fiscal quarter of ACEP (or, on the Availability Date, the most recently completed fiscal quarter immediately preceding the Availability
Date) to exceed 1.00 to 1.00 unless the Group Member shall have repaid Indebtedness to the extent necessary to achieve a Consolidated First Lien Debt Leverage Ratio equal to or less than 1.00 to 1.00 within 5 days after a Group Member is aware (after due inquiry) of such non-compliance (and in any event prior to the date on which ACEP is required to deliver the applicable financial statements, it being understood that if such financial statements are not delivered on or before the date required pursuant to Section 6.1, the Group Members shall be deemed not to be in compliance with this Section 7.1).

            7.2. Indebtedness

            (a) Ratio Debt. No Group Member will, directly or indirectly, incur any Indebtedness, and the Borrower will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Group Members may incur Indebtedness (including Indebtedness acquired as a result of any merger or acquisition) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Borrower's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

            (b) Additional Permitted Debt. In addition, clause (a) above will not prohibit the incurrence of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

                  (i) Indebtedness of any Group Member pursuant to any Loan Document;

                  (ii) the Senior Second Lien Notes in an aggregate principal amount of $215,000,000 or the exchange notes in respect thereof pursuant to the Senior Second Lien Indenture;

                  (iii) (A) Indebtedness of the Borrower and American Casino & Entertainment Properties Finance Corp. in respect of additional Senior Second Lien

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      Notes (including any Senior Second Lien Notes issued pursuant to Section
      4.09(b)(14) of the Senior Second Lien Indenture) and (B) Guarantee Obligations of any Restricted Subsidiary in respect of such Indebtedness, provided that such Indebtedness and the Liens in respect thereof are subject to the Intercreditor Agreement;

                  (iv) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(h) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

                  (v) the incurrence by any Group Member of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (iv), (v), (xi) or (xii) of this paragraph;

                  (vi) the incurrence by Group Members of intercompany Indebtedness between or among Group Members; provided, however, that (a) if the Borrower is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Borrower Obligations, (b) if any other Group Member is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of its Obligations under Section 10; and (c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Group Member and
      (ii) any sale or other transfer of any such Indebtedness to a Person that is not a Group Member shall be deemed, in each case, to constitute an incurrence of such Indebtedness by a Group Member, as the case may be, that was not permitted by this clause (v); provided that in the case of clauses (a) and (b), that no restriction on the payment of principal, interest or other obligations in connection with such intercompany Indebtedness shall be required by such subordinated terms except during the occurrence and continuation of a Default or Event of Default;

                  (vii) Hedge Agreements permitted under Section 7.11;

                  (viii) Guarantee Obligations by any Group Member of Indebtedness of another Group Member that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Loans, then such Guarantee Obligations shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

                  (ix) the incurrence by ACEP or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds in the ordinary course of business;

                  (x) the incurrence by ACEP or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

                  (xi) Indebtedness outstanding on the date hereof and listed on
      Schedule 7.2 and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

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

                  (xii) the incurrence by any Group Member of Non-Recourse Financing used to finance the construction, purchase or lease of personal or real property used in the business of such Group Member; provided, that the Indebtedness incurred pursuant to this clause (xii) (including any refinancings thereof pursuant to clause (v) above) shall not exceed $15,000,000 outstanding at any time;

                  (xiii) Indebtedness arising from any agreement entered into by a Group Member providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;

                  (xiv) the incurrence by a Group Member of Permitted Affiliate Subordinated Indebtedness;

                  (xv) the incurrence by ACEP or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xv), not to exceed $10,000,000 at any one time outstanding.

No Group Member will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Group Members unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness of a Group Member shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Group Member for purposes of this paragraph solely by virtue of being unsecured or secured to a lesser extent or on a junior Lien basis. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of clause (a) or (b) above, in each case, as of the date of incurrence thereof, the Borrower shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses, designated by the Borrower. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, that in each such case, that the amount thereof shall be included in Fixed Charges of ACEP as accrued (to the extent applicable under the definition of Fixed Charges). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that any Group Member may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (a) the Fair Market Value of such assets at the date of determination; and (b) the amount of the Indebtedness of the other Person.

            7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

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            (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Group Members, as the case may be, in conformity with GAAP and such proceedings could not reasonably be expected to result in the imminent sale, forfeiture or loss of any material portion of the Collateral or any interest therein;

            (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Group Members, as the case may be, in conformity with GAAP;

            (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, provided that such deposit or deposits do not exceed $2,000,000 in the aggregate;

            (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Group Member;

            (f) leases or a leasehold mortgage in favor of a party financing the lease of space, including, without limitation, construction or improvements thereto within a Key Property; provided that (i) such lease or the lease affected by such leasehold mortgage is permitted pursuant to Section 7.16, (ii) no Group Member is liable for the payment of any principal of, or interest or premium on, or any other amount in respect of, such financing and (iii) the affected lease and leasehold mortgage are expressly made subject and subordinate to the Lien of the applicable Mortgage, subject to Section 7.16(c);

            (g) Liens in existence on the date hereof listed on Schedule 7.3, securing Indebtedness permitted by Section 7.2(b)(xi), provided that no such Lien is spread to cover any additional property after the Availability Date and that the amount of Indebtedness secured thereby is not increased;

            (h) Liens to secure Indebtedness permitted pursuant to Section 7.2(b)(iv) and (xii) and extending only to the personal or real property so purchased or leased; provided, however, that, such Lien does not extend over the real property secured under the Mortgages executed on the Availability Date (or any Mortgages executed after the Availability Date with respect to any real property acquired with the proceeds of any disposition of any property or assets constituting Collateral);

            (i) Liens securing the Obligations hereunder created pursuant to the Collateral Documents;

            (j) Liens securing Indebtedness incurred pursuant to Section 7.2(b)(ii) and (iii), provided that (A) such Liens are subject to the Intercreditor Agreement and in accordance with

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the Second Lien Trust Indenture and (B) no amounts may be deposited by any Group
Member with the Trustee (other than pursuant to the Escrow and Security Agreement);

            (k) any interest or title of a lessor under any lease entered into by a Group Member in the ordinary course of its business and covering only the assets so leased;

            (l) licenses of patents, trademarks and other intellectual property rights granted by any Group Member in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Group Member;

            (m) any judgment attachment or judgment Lien not constituting an Event of Default;

            (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (o) Liens arising from filing financing statements or other instruments or documents relating solely to leases;

            (p) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

            (q) Liens incurred in the ordinary course of business of the Group Members with respect to obligations that do not exceed $5,000,000 in the aggregate at any one time outstanding;

            (r) Liens on property of a Person existing at the time such Person became a Group Member, is merged into or consolidated with or into, or wound up into, one of a Group Member; provided, that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such merger or consolidation or winding up and do not extend to any other assets other than those of the Person acquired by, merged into or consolidated with a Group Member;

            (s) Liens on property existing at the time of acquisition thereof by a Group Member; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition;

            (t) Liens created pursuant to the Escrow and Security Agreement; and

            (u) Liens in favor of a Group Member; provided that if such Liens are on any Collateral, that such Liens are either collaterally assigned to the Administrative Agent (or the Collateral Agent on its behalf) or subordinate to the Lien in favor of the Administrative Agent securing the Obligations.

            7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except that:

            (a) any Group Member may be merged or consolidated with or into another Group Member that is the Borrower or a Wholly Owned Subsidiary or, subject to Section 7.7,

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with or into any Unrestricted Subsidiary, provided that if a Group Member (other than the Borrower) merges with or is consolidated with or into the Borrower, the Borrower is the surviving entity; and

            (b) any Group Member may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to another Group Member that is the Borrower or a Wholly Owned Subsidiary or, subject to Section 7.7, any Unrestricted Subsidiary.

            7.5. Disposition of Property. Except with respect to any Disposition, the proceeds of which are applied in accordance with Section 3.2(a), dispose of any of its property, whether now owned or hereafter acquired (including any issuance or sale by any Group Member of Capital Stock of their respective Restricted Subsidiaries and any designation of a Restricted Subsidiary as an Unrestricted Subsidiary), except:

            (a) the Disposition of obsolete or worn out property in the ordinary course of business;

            (b) the sale of inventory in the ordinary course of business;

            (c) Dispositions permitted by Section 7.4(b);

            (d) the sale or issuance of any Subsidiary's Capital Stock to a Group Member that is the Borrower or a Wholly Owned Subsidiary; and

            (e) the Disposition of other property having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of ACEP.

            7.6. Restricted Payments. No Group Member shall, directly or indirectly:

            (a) declare or pay any dividend or make any other payment or distribution on account of ACEP's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Group Member) or to the direct or indirect holders of any Group Member's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ACEP or to a Group Member);

            (b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving ACEP) any Equity Interests of ACEP or any direct or indirect parent of ACEP;

            (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of any Group Member that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among the Group Members), except a payment of interest, other expenses or principal at the stated maturity on such subordinated Indebtedness that is not Permitted Affiliate Subordinated Indebtedness;

            (d) purchase, redeem, defease or otherwise retire for value or pay any interest, principal or other amount on any Permitted Affiliate Subordinated Indebtedness (other than payment of interest in the form of additional Permitted Affiliate Subordinated Indebtedness or

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Equity Interests in ACEP (other than Disqualified Stock) or accrual of interest on Permitted Affiliate Subordinated Indebtedness); or

            (e) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (e) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

                  (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

                  (ii) ACEP would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Section 7.2(a) and

                  (iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by any Group Member after the Closing Date (excluding Restricted Payments permitted by clauses (II),
      (III), (IV), (VI), (VII), (VIII) and (IX) of the next succeeding paragraph) is less than the sum, without duplication, of:

            (A) 50% of the Consolidated Net Income of ACEP for the period (taken as one accounting period) from the Availability Date to the end of ACEP's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however, that to the extent any payments pursuant to the Tax Allocation Agreement were excluded from the calculation of Consolidated Net Income during the applicable period, for the purposes of this clause
      (a), such payments pursuant to the Tax Allocation Agreement will be deducted from Consolidated Net Income, plus

            (B) 100% of the aggregate net cash proceeds received by ACEP since the Availability Date as a contribution to its common equity capital or received as cash proceeds of Permitted Affiliate Subordinated Indebtedness of ACEP or from the issue or sale of Equity Interests of ACEP (excluding Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of ACEP that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities) sold to a Subsidiary of ACEP, plus

            (C) 100% of the lesser of (1) the sum of (I) the aggregate amount received in cash and (II) the Fair Market Value of property received by means of (X) the sale or other disposition (other than to a Group Member) of Restricted Investments made by a Group Member and repurchases and redemptions of such Restricted Investments from a Group Member and repayments of loans or advances which constitute Restricted Investments by a Group Member or (Y) the sale (other than to a Group Member) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (IX) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary and (2) the aggregate amount of Restricted Payments made to make the Restricted Investment

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      so sold or disposed of or in the Capital Stock of the Unrestricted
      Subsidiary so sold or disposed of (provided, however, that if the cash received in any transaction described in clause (X) or (Y) of this clause
      (C) plus the cash received from the disposition of any property received in any such transaction is greater than the amount otherwise calculated under this clause (c), then such greater cash amount may be added to this clause (C) in lieu of such lesser amount), plus

            (D) in case, after the date hereof, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into a Group Member, and no Default or Event of Default is then occurring or results therefrom, an amount equal to the lesser of (1) the Fair Market Value of the Investments owned by ACEP and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination, transfer or liquidation (or of the assets transferred or conveyed, as applicable) and (2) the aggregate amount of Restricted Payments made in such Unrestricted Subsidiary.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

            (I) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have otherwise complied with this Agreement;

            (II) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of ACEP) of, Equity Interests (other than Disqualified Stock) or Permitted Affiliate Subordinated Indebtedness of ACEP or from the substantially concurrent contribution of common equity capital to ACEP; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (iii)(B) above;

            (III) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of any Group Member that is contractually subordinated to the Obligations with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness with respect thereto;

            (IV) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of ACEP to the direct holders of such Restricted Subsidiary's Equity Interests on a pro rata basis;

            (V) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of ACEP, any parent of ACEP or any Restricted Subsidiary of ACEP held by any member of ACEP's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2,000,000;

            (VI) the redemption or repurchase of any Equity Interests or Indebtedness of ACEP or any of its Subsidiaries to the extent required by any Gaming Authority or, if

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

      determined in the good faith judgment of the board of directors of ACEP as evidenced by a resolution of the board of directors that has been delivered to the Administrative Agent, required to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct lawful gaming operations in the United States;

            (VII) Permitted Payments to Parent;

            (VIII) Restricted Payments pursuant to the terms of the Acquisition Agreements and the payment of the balance of the intercompany debt owed by Stratosphere Corporation to American Real Estate Holdings Limited Partnership;

            (IX) the one-time payment of a distribution of Cash Equivalents and marketable securities to the Parent (the "Parent Distribution") to be paid within twenty days of the Availability Date such that, at the Availability Date after giving effect to the Parent Distribution, the purchase price of the Acquisition, the payment of the balance of the intercompany debt owed by Stratosphere Corporation to American Real Estate Holdings Limited Partnership and any unpaid fees and expenses relating to the offering of the Senior Second Lien Notes, ACEP and its Restricted Subsidiaries, on a combined basis, would have cash no less than the sum of (x) $25,000,000 and (y) the amount of accrued interest on the Senior Second Lien Notes from the Closing Date to, and including, the Availability Date; provided, that from the Closing Date to the date of the Parent Distribution, except as disclosed in the Offering Memorandum and contemplated in the Acquisition Agreements, ACEP shall not take any actions and shall cause its Affiliates not to take any actions that would cause the business of the Key Properties to be conducted, in any material respect, other than in the ordinary course.

            (X) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $2,500,000.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (I) through (X) above, or is permitted to be made pursuant to the first paragraph of this covenant, ACEP shall, in its sole discretion, classify such Restricted Payment in any manner that complies with this covenant. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by ACEP or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

            7.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

            (a) any Investments in ACEP, or any guarantor of the Senior Second Lien Notes and of the Borrower Obligations or in any Restricted Subsidiary that is not such a guarantor if the Investments in such Restricted Subsidiary that is not such a guarantor from ACEP or any of the other Restricted Subsidiaries aggregate less than $1,000,000;

            (b) any Investments in Cash Equivalents;

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            (c) Investments by ACEP or any Restricted Subsidiary of ACEP in a
Person, if as a result of such Investment (i) such Person becomes a Group Member or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Group Member;

            (d) any Investment in assets useful in the business of the Group Members made by any Group Member with the proceeds with any Reinvestment Deferred Amount (including any Investment made as a result of the receipt of non-cash consideration from an Asset Sale in accordance with Section 3.10);

            (e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ACEP;

            (f) receivables owing to ACEP or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as ACEP or any such Restricted Subsidiary deems reasonable under the circumstances;

            (g) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

            (h) loans or advances to employees, former employees or directors of ACEP or the Restricted Subsidiaries (i) to fund the exercise price of options granted under the employment agreements or ACEP's stock option plans or agreements, in each case, as approved by ACEP's board of directors or (ii) for any other purpose not to exceed $2,000,000 in the aggregate at any one time outstanding under this clause (ii);

            (i) Investments received (i) in settlement of debts created in the ordinary course of business and owing to ACEP and any Restricted Subsidiary (including gaming debts in the ordinary course of business owed by a patron or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer), (ii) in satisfaction of judgments or (iii) settlement of litigation, arbitrations or other disputes;

            (j) Investments in any person engaged in the casino gaming, hotel, retail, conference center and entertainment mall and resort business and any activity or business incidental, directly related or similar thereto (including owning interests in Subsidiaries, operating a conference center and meeting facilities and owning and operating or licensing the operation of a retail and entertainment facilities), or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, which Investment is made by the issuance of Equity Interests (other than Disqualified Stock) of ACEP;

            (k) any Investments having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (k) since the Closing Date not to exceed the sum of $20,000,000, plus the amount of cash repaid on any loan made pursuant to this clause (k) not to exceed the respective original principal amounts of such loans;

            (l) any grant to any Subsidiary of ACEP of gaming or other rights derivative of any Material Gaming License;

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            (m) Investments represented by obligations under any Hedge
Agreement;

            (n) any Investments or loans made to third parties in connection with such third parties' build out and development of property located at any of the Key Properties not to exceed $10,000,000 in the aggregate at any one time outstanding;

            (o) repurchases of the Senior Second Lien Notes not otherwise prohibited hereunder; and

            (p) Investments existing on the Closing Date and described on
Schedule 7.7 and any Investments of the funds in the Note Proceeds Account (as defined in the Senior Second Lien Indenture) in accordance with the investment limitations in the Escrow Agreement (as defined in the Senior Second Lien Indenture).

The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If any Group Member Disposes of any Capital Stock of any Subsidiary thereof or enters into any merger, consolidation or amalgamation, such that, after giving effect to any such Disposition, merger, consolidation or amalgamation, such Person is no longer a Wholly Owned Subsidiary of a Group Member, such Group Member which owns such Person shall be deemed to have made an Investment on the date of such Disposition, merger, consolidation or amalgamation equal to the fair market value of the Capital Stock of such Person owned by such Group Member after giving effect to such Disposition, merger, consolidation or amalgamation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the applicable Group Member in the Subsidiary so designated will be deemed to be an Investment made as of the date of such designation.

            7.8. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Second Lien Notes (other than any such repurchase or redemption pursuant to a mandatory disposition pursuant to and in accordance with Gaming Laws or as a result of an Asset Sale Offer or Excess Loss Proceeds Offer in accordance with the Senior Second Lien Indenture), (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Escrow and Security Agreement, the Senior Second Lien Note Indenture or the Senior Second Lien Notes (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or
(c) designate (or permit any other Person to designate) any Indebtedness (other than obligations of a Group Member pursuant to the Loan Documents) as "First Lien Obligations" or "Additional Permitted Senior Debt Obligations" (or any other defined term having a similar purpose) for the purposes of the Intercreditor Agreement or the Senior Second Lien Note Indenture.

            7.9. Transactions with Affiliates.

            (a) Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Group Member) unless such transaction is (i) otherwise permitted under this Agreement,
(ii) in the ordinary course of business of the relevant Group

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Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

            (b) The following items will not be subject to the provisions of this Section 7.9:

                  (i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by ACEP or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

                  (ii) payment of reasonable directors' fees to Persons who are not otherwise Affiliates of ACEP;

                  (iii) loans or advances to employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding; and

                  (iv) the provision of accounting, financial, management, information technology and other ancillary services to Affiliates, provided that the applicable Group Members are paid a fee equal to their out of pocket costs and allocated overhead (including a portion of salaries and benefits) as determined by ACEP in its reasonable judgment; provided further that services under this clause shall not include providing complimentaries or other benefits to customers of Affiliates.

            7.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

            7.11. Hedge Agreements. Enter into any Hedge Agreement, except:

            (a) Hedge Agreements entered into to hedge or mitigate risks to which a Group Member has actual exposure (other than those in respect of Capital Stock); and

            (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the any Group Member.

            7.12. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) solely as to restrictions on Liens securing liabilities other than the Obligations and the Senior Second Lien Note Indenture and (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

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            7.13. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Group Member to:

            (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Group Member;

            (b) make loans or advances to, or other Investments in, any Group Member; or

            (c) sell, lease or transfer any of its assets to any Group Member,

except for such encumbrances or restrictions existing under or by reason of:

                  (i) any restrictions existing under the Loan Documents;

                  (ii) any restrictions existing under the Senior Second Lien
      Note Indenture;

                  (iii) agreements in effect on the Availability Date and identified on Schedule 7.13 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, however, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in those agreements on the Availability Date;

                  (iv) applicable law, rule or order of an applicable governmental body;

                  (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by any Group Member as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

                  (vi) customary non-assignment provisions in leases entered into in the ordinary course of business;

                  (vii) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (c) above;

                  (viii) any agreement for the sale or other disposition of a Group Member that restricts distributions by that Group Member pending its sale or other disposition;

                  (ix) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

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                  (x) Liens securing Indebtedness otherwise permitted to be
      incurred under the provisions of Section 7.3; and

                  (xi) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

            7.14. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for a Principal Business.

            7.15. Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify any term or provision of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect or (b) waive the conditions set forth in Sections 8.1 or 9.4 of that certain membership interest purchase agreement by and among ACEP, Starfire Holding Corporation and Carl C. Icahn without the prior written consent of the Administrative Agent.

            7.16. Restrictions on Leasing and Dedication of Key Property.

            (a) ACEP will not, and will not permit any Group Member to lease, sublease, or grant a license, concession or other agreement to occupy, manage or use, as lessor or sublessor, any real or personal Project Assets owned or leased by any Group Member for annual lease base rent, excluding common area maintenance and percentage rent, exceeding $2,000,000 with respect to any individual transaction (each, a "Lease Transaction"), other than the following Lease Transactions:

                  (i) any Group Member may enter into a Lease Transaction with respect to any Project Assets, within or outside the Key Properties, or with any Person, provided that, in the reasonable opinion of ACEP, (a) such Lease Transaction will not materially interfere with, impair or detract from the operations of any of the Project Assets, and will in the reasonable judgment of ACEP enhance the value and operations of the Key Properties and (b) such Lease Transaction is at a fair market rent (in light of other similar or comparable prevailing commercial transactions or in the reasonable judgment of ACEP, otherwise enhances the value and operations of any of the Key Properties) and contains such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable and fair to such Group Member;

                  (ii) the transactions and agreements described under Section
      7.9 to the extent such transactions or agreements constitute Lease Transactions;

                  (iii) any Group Member may enter into a management or operating agreement with respect to any Project Asset, including any hotel with any Person (other than an Unrestricted Subsidiary or other Affiliate of the Sponsor (other than a Group Member)); provided that (i) the manager or operator has experience in managing or operating similar operations or assets and (ii) such management or operating agreement is on commercially reasonable and fair terms to such Group Member (in either case, in the reasonable judgment of ACEP); and

                  (iv) any Group Member may enter into a Lease Transaction with any of any other Group Member.

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            (b) Notwithstanding Section 7.16(a), (i) no gaming or casino operations may be conducted on any Project Asset that is the subject of such Lease Transaction other than by a Group Member; and (ii) no Lease Transaction may provide that any Group Member may subordinate its fee or leasehold interest to any lessee or any party providing financing to any lessee.

            (c) The Administrative Agent shall at the request of any Group Member enter into a commercially customary leasehold non-disturbance and attornment agreement with the lessee under any Lease Transaction permitted under this Section 7.16. Such agreement, among other things, shall provide that if the interests of the applicable Group Member in the Project Assets subject to the Lease Transaction are acquired by the Administrative Agent on behalf of the Lenders (or the Collateral Agent on its behalf), whether by purchase and sale, foreclosure, or deed in lieu of foreclosure or in any other way, or by a successor to the Administrative Agent (or the Collateral Agent on its behalf), including without limitation a purchaser at a foreclosure sale, then in each case subject to any applicable law or Gaming License, (i) the interests of the lessee in the Project Assets subject to the Lease Transaction shall continue in full force and effect and shall not be terminated or disturbed, except in accordance with the lease documentation applicable to the Lease Transaction, and
(ii) the lessee in the Lease Transaction shall attorn to and be bound to the Administrative Agent on behalf of the Lenders (or the Collateral Agent on its behalf), its successors and assigns under all terms, covenants and conditions of the lease documentation applicable to the Lease Transaction. Such agreement shall also contain such other provisions that are commercially customary and that will not materially and adversely affect the Lien granted by the Collateral Documents (other than pursuant to the terms of the applicable non-disturbance agreement) as certified to the Administrative Agent by a Responsible Officer of ACEP.

                          SECTION 8. EVENTS OF DEFAULT

            If any of the following events shall occur and be continuing:

            (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

            (b) any representation or warranty made or deemed made by any Group Member herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

            (c) (i) any Group Member shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a),
Section 6.5(b), Section 6.7(a), Section 6.6(b) and (c) or Section 7 of this Agreement or Section 4 of the Pledge and Security or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

            (d) any Group Member shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue

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unremedied for a period of 30 days after notice to ACEP from the Administrative
Agent or the Majority Lenders (or in the case of any default in the observance or performance of any agreement contained in Section 6.9, 10 days); or

            (e) any Group Member:

                  (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or

                  (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or

                  (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable;

      provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless the items described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount equal to or in excess of $5,000,000, in the aggregate; or

            (f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
(iv)any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
(i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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            (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan except for any prohibited transaction resulting from the making of a Loan where the representation made by the Agents or any Lender in Section 3.16 shall prove to have been inaccurate, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity,
(iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

            (h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

            (i) any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Group Member or any Affiliate of any Group Member shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

            (j) the guarantee under Article 10 hereof shall cease, for any reason, to be in full force and effect or any Group Member or any Affiliate of any Group Member shall so assert; or

            (k) (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of ACEP and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than the Sponsor or a Related Party; (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Sponsor or the Related Parties, becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of ACEP; or (iv) after an initial public offering of ACEP or any direct or indirect parent of ACEP (in either case, the "public company"), the first day on which a majority of the members of the board of directors of the public company are not Continuing Directors. For purposes of this clause (k), any holding company whose only significant asset is the Capital Stock of ACEP shall be disregarded and the beneficial ownership of such holding company shall be attributed to ACEP and any Person which has entered into an agreement to acquire any Capital Stock of ACEP shall not be deemed to have any beneficial ownership of such Capital Stock until the closing of such acquisition; or

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            (l) the Liens securing the Senior Second Lien Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Liens securing the Obligations or the obligations of the Restricted Subsidiaries under its guarantee hereunder, as the case may be, as provided in the Intercreditor Agreement, or any Group Member, any Affiliate of any Group Member, the Trustee or the holders of at least 25% in aggregate principal amount of the Senior Second Lien Notes shall so assert; or

            (m) revocation, termination, suspension or other cessation of effectiveness of any Gaming License, which results in the cessation or suspension of gaming operations for a period of more than 30 consecutive days at any of the Key Properties (other than as a result of an Asset Sale);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to ACEP declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate or exercise such other remedies under any of the Loan Document; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to ACEP, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

                              SECTION 9. THE AGENTS

            9.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its

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behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. In addition, each Lender hereby approves the appointment by the Administrative Agent of the Collateral Agent pursuant to the terms set forth in the Intercreditor Agreement and authorizes the Administrative Agent to as the "First Lien Agent" under (and as defined in) the Intercreditor Agreement.

            9.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

            9.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Group Member.

            9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Group Members), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance

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with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

            9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or ACEP referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

            9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

            9.7. Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by a Group Member and without limiting the obligation of the Group Members to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of,

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the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

            9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

            9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and ACEP. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint the Syndication Agent, or if the Syndication Agent does not accept such appointment, such other Lender as a successor agent for the Lenders, which successor agent shall (unless the Syndication Agent is appointed or an Event of Default shall have occurred and be continuing) be subject to approval by ACEP (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

            9.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

            9.11. The Lead Arranger. The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

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                             SECTION 10. GUARANTEE

            10.1. Guarantee(a) . (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

            (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.2).

            (c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of any Agent or any Lender hereunder.

            (d) The guarantee contained in this Section 10 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Borrower Obligations.

            (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

            10.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Guarantor or is received or collected on account of the Obligations from any Guarantor or its property:

            (a) If such payment is made by the Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrower or a Letter of Credit issued for account of the Borrower, the Borrower shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor or (B) to be subrogated to any claim, interest, right or remedy of any Lender against any other Person, including any other Guarantor or its property.

            (b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (B) to

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demand and enforce contribution in respect of such payment from each other
Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by the court.

            (c) If and whenever (after payment in full of the Obligations) any right of reimbursement or contribution becomes enforceable by any Guarantor against any other Guarantor under Sections 10.2(a) and 10.2(b), such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, to be subrogated (equally and ratably with all other Guarantors entitled to reimbursement or contribution from any other Guarantor as set forth in this
Section 10.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it under any Loan Document. Such right of subrogation shall be enforceable solely against the Guarantors, and not against the Lenders or the Agent, and neither the Administrative Agent nor any other Lender or Agent shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Guarantor, then (after payment in full of the Obligations) the Administrative Agent shall deliver to the Guarantors making such demand, or to a representative of such Guarantors or of the Guarantors generally, an instrument satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

            (d) All rights and claims arising under this Section 10.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Lenders and the Agent, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

            (e) The obligations of the Guarantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 10.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Lender or Agent against any Guarantor or its property. No Lender or Agent

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makes any representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but
(i) the exercise and enforcement of such rights shall be subject to Section 10.2(d) and (ii) neither the Administrative Agent nor any other Lender or Agent shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 10.2(c).

            10.3. Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by any Lender or Agent may be rescinded by such Lender or Agent and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Lender or Agent, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Lender or Agent for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. No Lender or Agent shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

            10.4. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by any Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between any Group Member, on the one hand, and the Lenders and Agents, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon each Borrower or any of the Guarantors with respect to the Borrower Obligations, notice of a Default or an Event of Default, notice of the amount of the Borrower Obligations, subject, however, to such Guarantor's right to make inquiry of Administrative Agent to ascertain the amount of the Borrower Obligations at any reasonable time, notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor's risk hereunder, any other notice or demand that any Guarantor may otherwise be entitled to receive, and the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof (and any act that shall defer or delay the operation of any statute of limitations applicable to the Borrower Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder (to the extent that the benefit of such statute of limitations may not be waived under applicable law)). Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment

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without regard to (1) the validity or enforceability of this Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (2) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Lender or Agent, or (3) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Lender or Agent may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by any Lender or Agent to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Lender or Agent against any Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

            10.5. Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

            10.6. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in this Agreement.

                            SECTION 11. MISCELLANEOUS

            11.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Majority Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time:

            (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or

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            (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

                  (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby;

                  (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

                  (iii) modify the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Restricted Subsidiaries from their obligations hereunder, in each case without the written consent of all Lenders;

                  (iv) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; or

                  (v) amend, modify or waive any provision of Sections 2.5 to
      2.12 without the written consent of the Issuing Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

            11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

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      The Borrower:               American Casino & Entertainment Properties LLC
                                  2000 Las Vegas Boulevard South
                                  Las Vegas, NV 89104
                                  Phone: (702)380-7777
                                  Fax: (702)383-4738
                                  Attention: Chief Financial Officer

      with a copy to:             Piper Rudnick LLP
                                  1251 Avenue of the Americas
                                  New York, New York 10020-1104
                                  Phone: (212)835-6040
                                  Fax: (212)884-8530
                                  Attention: James Seery

      The Administrative Agent

      and the Syndication Agent:  Bear, Stearns & Co. Inc.
                                  83 Madison Avenue
                                  8th  Floor
                                  New York, NY  10179
                                  Phone: (212) 272-0920
                                  Fax: (212) 272-4844
                                  Attention: Evan Kaufman
                                  email: ekaufman@bear.com

      with a copy to:             Bear, Stearns & Co. Inc.
                                  383 Madison Avenue
                                  8th  Floor
                                  New York, NY 10179
                                  Phone: (212)272-9430
                                  Fax: (212)272-9184
                                  Attention: Steve O'Keefe
                                  email: sokeefe@bear.com

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or ACEP may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

            11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The

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rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

            11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

            11.5. Payment of Expenses and Taxes. Each Borrower agrees:

            (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to ACEP prior to the Closing Date or the Availability Date, as the case may be (in the case of amounts to be paid on such date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate;

            (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent;

            (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and

            (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (d)), collectively, the "Indemnified Liabilities"), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross

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negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section
11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to the Borrower as set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

            11.6. Successors and Assigns; Participations and Assignments

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any such attempted assignment or transfer in violation of the provisions of this Section 11.6 shall be null and void).

            (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an "Assignee") all or a portion of its rights and obligations under this Agreement (including all or a pro rata portion of its Commitment, Reimbursement Obligations and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

                  (A) ACEP, provided that no consent of ACEP shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person; and

                  (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

      (ii) Assignments shall be subject to the following additional conditions:

                  (A) except in the case of an assignment to a Lender, an

affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender's Commitments, Reimbursement Obligations or Loans, the amount of the Commitments, Reimbursement Obligations or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of ACEP and the Administrative Agent otherwise consent, provided that (1) no such consent of ACEP shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

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                  (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Lead Arranger shall not be required to pay any such fee;

                  (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

                  (D) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of
Section 9.1 and (2) directly affects such CLO;

                  (E) each of the Lenders hereunder shall have expressly consented in writing to any assignment or transfer of the Loans to any Related Party or any Affiliate thereof; and

                  (F) each of the Lenders hereunder shall have expressly consented in writing to the acquisition by any Related Party or any Affiliate of the right to vote as a Lender hereunder or the Trustee's replacing the First Lien Agent (as defined in the Intercreditor Agreement) as the Controlling Party (as defined in the Intercreditor Agreement).

Anything contained herein to the contrary notwithstanding, neither the payment of any fees shall nor the consent of any Person shall be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

            (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

            (iv) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for

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inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee's completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (c) (i) Any Lender may, without the consent of ACEP or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitments, Reimbursement Obligations and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, and shall not provide that such Lender shall withhold its agreement with or consent to any such amendment, modification or waiver or any such enforcement action without the consent of such Participant; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that
(1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 or
3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to
Section 11.7(a) as though it were a Lender.

            (ii) A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with ACEP's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with
Section 3.10(d). Anything contained herein to the contrary notwithstanding, no Lender may sell or otherwise transfer a participation in any portion of such Lender's rights or obligations hereunder to a Related Party or to an Affiliate of any Related Party, and any such attempted sale or other transfer of any such participation in violation of the provisions of this Agreement shall be null and void.

            (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or

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assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

            (e) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

            (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of ACEP or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

            11.7. Adjustments; Set-off

            (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

            (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify ACEP and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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            11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with ACEP and the Administrative Agent.

            11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Group Members, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

            11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

            11.12. Submission To Jurisdiction; Waivers. Each Group Member hereby irrevocably and unconditionally:

            (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

            (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

            (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Group Member at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

            (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

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            (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

            11.13. Acknowledgments. Each Group Member hereby acknowledges that:

            (i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

            (ii) no Agent or Lender has any fiduciary relationship with or duty to any Group Member arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Group Members, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

            (iii) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Group Members and the Lenders.

            11.14. Releases of Guarantees and Liens

            (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by a Group Member having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

            (b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens securing the Obligations created by the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent (or the Collateral Agent on its behalf) under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

            11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Group Member pursuant to this Agreement that is designated by such Group Member as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency

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that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

            11.16. WAIVERS OF JURY TRIAL. EACH GROUP MEMBER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

            11.17. Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.10 and
6.11 of this Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Guarantor Addendum in the form of Exhibit H hereto.

            11.18. Gaming Laws. All rights, remedies and powers provide in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the Gaming Laws and all provisions of this Agreement are intended to be subject to all such provisions of the Gaming Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement invalid or unenforceable, in whole or in part.

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        AMERICAN CASINO & ENTERTAINMENT
                                        PROPERTIES LLC, a Delaware limited
                                        liability company

                                        By:: /s/ Richard P. Brown
                                           -------------------------------------
                                           Name: Richard P. Brown
                                           Title: President and Chief
                                                  Executive Officer

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                                       BEAR, STEARNS & CO. INC., as Sole Lead
                                       Arranger and Sole Bookrunner

                                       By: /s/ Keith C. Barnish
                                           -------------------------------------
                                           Name: Keith C. Barnish
                                           Title: Senior Managing Director

                                       BEAR STEARNS CORPORATE LENDING INC.,
                                       as Administrative Agent and as a Lender

                                       By: /s/ Keith C. Barnish
                                           -------------------------------------
                                           Name: Keith C. Barnish
                                           Title: Executive Vice President

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                                       BEAR STEARNS CORPORATE LENDING INC.,
                                       as Syndication Agent

                                       By: /s/ Keith C. Barnish
                                           -------------------------------------
                                           Name: Keith C. Barnish
                                           Title: Executive Vice President

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